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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

OMNICELL, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 OMNICELL, INC.
1201 Charleston Road
Mountain View, California 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 24, 2011

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Omnicell, Inc., a Delaware corporation ("Omnicell," the "Company," "our," "us," or "we"). The meeting will be held on Tuesday, May 24, 2011 at 2:30 p.m. local time at the Company's headquarters located at 1201 Charleston Road, Mountain View, California 94043, for the following purposes:

  1.
  To elect three (3) Class I directors to hold office until the 2014 Annual Meeting of Stockholders.

  2.
  To approve an advisory vote on executive compensation.

  3.
  To approve an advisory vote on the frequency of solicitation of stockholder approval of executive compensation.

  4.
  To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2011.

  5.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the Annual Meeting is March 31, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting to Be Held on Tuesday, May 24, 2011 at 2:30 p.m. local time at the Company's headquarters located at 1201 Charleston Road, Mountain View, California 94043.

The proxy statement and annual report to stockholders are available at
http://ir.omnicell.com/annual.cfm

By Order of the Board of Directors
/s/ DAN S. JOHNSTON
Dan S. Johnston Corporate Secretary

Mountain View, California
April 15, 2011

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Omnicell, Inc.
1201 Charleston Road
Mountain View, California 94043
PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
MAY 24, 2011
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

        The Company has sent you this proxy statement and the enclosed proxy card because the Board of Directors (the "Board") of Omnicell, Inc. is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders (the "Annual Meeting"). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or over the Internet.

        The Company intends to mail this proxy statement and accompanying proxy card on or about April 15, 2011 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on March 31, 2011 will be entitled to vote at the Annual Meeting. On the record date, there were 33,432,275 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If on March 31, 2011 your shares were registered directly in your name with Omnicell's transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on March 31, 2011 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

  Directions to the Annual Meeting

        The Annual Meeting will be held at the Company's headquarters located at 1201 Charleston Road, Mountain View, California 94043. If you need directions to the meeting, please visit http://www.omnicell.com/Company/Pages/OfficeLocations.aspx

What am I voting on?

        There are four (4) matters scheduled for a vote:

  •
  The election of three (3) Class I directors to hold office until the 2014 Annual Meeting of Stockholders;

  •
  To approve an advisory vote on executive compensation;

  •
  To approve an advisory vote on the frequency of solicitation of stockholder approval of executive compensation; and

  •
  The ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2011.

What if another matter is properly brought before the meeting?

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

        You may either vote "For" all the nominees to the Board or you may "Withhold" your vote for any nominee you specify. For each of the other matters to be voted on, you may vote "For" or "Against" or abstain from voting, except for Proposal 3, where you may vote for a frequency of "One Year," "Two Years," "Three Years" or abstain. The procedures for voting are fairly simple:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

  •
  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

  •
  To vote over the telephone, dial toll-free 1-800-652-VOTE (1-800-652-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Pacific Time, on May 23, 2011 to be counted.

  •
  To vote over the Internet, go to http://www.investorvote.com/OMCL and follow the steps outlined to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Pacific Time, on May 23, 2011 to be counted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Omnicell. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 31, 2011.

What if I return a proxy card or otherwise vote but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

  •
  "For" the election of all three (3) Class I directors;

  •
  "For" a resolution approving executive compensation;

  •
  "One Year" on the frequency of solicitation of stockholder approval of executive compensation; and

  •
  "For" the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2011.

        If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

        If you receive more than one set of proxy materials, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a timely written notice that you are revoking your proxy to Omnicell's Corporate Secretary at 1201 Charleston Road, Mountain View, California 94043.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

        Your most current proxy card or telephone or internet proxy is the one that is counted.

        If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year's Annual Meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 17, 2011, to Omnicell's Corporate Secretary at 1201 Charleston Road, Mountain View, California 94043. However, if Omnicell's 2012 Annual Meeting of Stockholders is not held between April 24, 2012 and June 23, 2012, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials. If you wish to submit a proposal that is not to be included in next year's proxy materials or nominate a director, you must do so no earlier than close of business on January 24, 2012 and no later than close of business on February 23, 2012. We also advise you to review Omnicell's Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. If you do not comply with these requirements, you will not be able to make a stockholder proposal or nomination at next year's Annual Meeting.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes "For," "Withheld," and broker non-votes; with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for the frequencies of every "One Year," "Two Years," or "Three Years," abstentions and broker non-votes; and, with respect to other proposals, votes "For" and "Against," abstentions and broker non-votes. Abstentions on Proposal Nos. 2 and 4 will be counted towards the vote and will have the same effect as "Against" votes. Broker non-votes have no effect on the outcome of the vote for any proposal.

What are "broker non-votes"?

        Broker non-votes occur when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange ("NYSE") on which your broker may vote shares held in street name in the absence of your voting instructions. Non-discretionary items are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals and elections of directors, even if not contested. In the event that a broker, bank, custodian, nominee or other record holder of Omnicell common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

How many votes are needed to approve each proposal?

  •
  For the election of directors, the three (3) nominees receiving the most "For" votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes "For" or "Withheld" will affect the outcome.

  •
  For the approval of the non-binding advisory vote on executive compensation, Proposal No. 2 must receive a "For" vote from the majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. If you abstain from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

  •
  For the approval of our recommendation of "One Year" on the non-binding advisory vote on the frequency of solicitation of stockholder approval of executive compensation, the frequency of "One Year" must receive a plurality of votes from the holders of shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions and broker non-votes will have no effect.

  •
  For the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011, Proposal No. 4 must receive a "For" vote from the majority of shares present and entitled to vote either in person or by proxy. If you abstain from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or represented by proxy. On the record date, there were 33,432,275 shares outstanding and entitled to vote. Thus, the holders of 16,716,138 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four days of the Annual Meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the Annual Meeting, we intend to file a current report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional current report on Form 8-K to publish the final results.

What proxy materials are available on the internet?

        The letter to stockholders, proxy statement, and annual report on Form 10-K are available at http://ir.omnicell.com/annual.cfm.

 PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Omnicell's Board presently has nine members and is divided into three classes, each with a three-year term. Currently, Class I, with a term expiring in 2011, Class II, with a term expiring in 2012, and Class III, with a term expiring in 2013, each consist of three directors.

        The three directors currently serving in the class whose term of office expires in 2011 have each been nominated for re-election at the Annual Meeting: Randy D. Lindholm, Sara J. White and William H. Younger, Jr., all of whom were previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2014 Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or, if sooner, until the director's death, resignation or removal.

        Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is elected and qualified. It is the Company's policy to encourage directors and nominees for director to attend the Company's Annual Meeting of Stockholders. Five of our nine directors attended the 2010 Annual Meeting of Stockholders.

        Our Corporate Governance Committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and management experience necessary to oversee and direct the Company's business. To that end, the Corporate Governance Committee has evaluated the Board's current members in the broader context of the Board's overall composition. The Corporate Governance Committee maintains a goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Corporate Governance Committee views as critical to effective functioning of the Board.

        The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee for director that led the Corporate Governance Committee to believe that such nominee should continue to serve on the Board. In addition, following the biographies of the nominees are the biographies of directors not currently up for re-election containing information as to why the Corporate Governance Committee believes that such director should continue serving on the Board.

Class I Nominees for Election for a Three-Year Term Expiring at the 2014 Annual Meeting

  Randy D. Lindholm

        Randy D. Lindholm, age 55, has served as a director of Omnicell since May 2003. Since April 2002, Mr. Lindholm has served as a consultant to medical device companies. From June 1999 to April 2002, Mr. Lindholm was Chairman, President and Chief Executive Officer of VidaMed, Inc., a medical device company, and from August 1998 to June 1999, served as its Executive Vice President, Sales and Marketing. From 1993 to 1998, Mr. Lindholm held senior field operations positions at Nellcor Puritan Bennett, a provider of solutions to diagnose, monitor and treat respiratory-impaired patients. Mr. Lindholm spent the previous 16 years at GE Medical Systems, a medical device company. Mr. Lindholm received a B.S. in electrical engineering from Michigan Tech University. Mr. Lindholm is also a director of several privately held companies. The Corporate Governance Committee believes Mr. Lindholm's more than three decades of leadership experience in the healthcare industry, including serving as the chief executive officer for a publicly-held medical device company, his sales, marketing and field operations experience and his experience as a director of other companies in the healthcare industry allow him to effectively contribute to the Board's understanding of the industry.

Mr. Lindholm's experience in executive compensation matters, developed during his tenures as chief executive officer, is especially valuable as the Chairman of the Compensation Committee.

  Sara J. White

        Sara J. White, age 66, has served as a director of Omnicell since April 2003. Since April 2004, Ms. White has served as a pharmacy leadership coach. From 1992 to March 2004, Ms. White was a clinical professor at the School of Pharmacy at the University of California, San Francisco. From 1995 to March 2004, Ms. White was an adjunct professor at the University of the Pacific, School of Pharmacy. From 1992 to 2003, Ms. White was the Director of Pharmacy at Stanford Hospital and Clinics. Ms. White received a B.S. in pharmacy from Oregon State University and an M.S. and Residency in hospital pharmacy management from Ohio State University. The Corporate Governance Committee believes Ms. White's leadership and clinical pharmacy expertise proven as the director of pharmacy for more than a decade at one of the top acute-care hospitals in the United States provides valuable scientific and medical knowledge regarding the internal operations and clinical needs of our customers. Further, Ms. White's experience as a clinical professor for two nationally-respected university pharmacy programs offers an important understanding of the future direction of the industry that will help us anticipate the needs and demands of our customers' clinical pharmacy decision-makers.

  William H. Younger, Jr.

        William H. Younger, Jr., age 61, has served as a director of Omnicell since September 1992. Since 1981, Mr. Younger has been a managing director of Sutter Hill Ventures, a venture capital firm. Mr. Younger received a B.S. in electrical engineering from the University of Michigan and an M.B.A. from Stanford University. Mr. Younger is also a director of Cardica, Inc., a medical device company, and several privately held companies. The Corporate Governance Committee believes Mr. Younger's qualifications to serve on our Board include his extensive knowledge of the Company, having served on the Board since the Company's inception, which provides a historic understanding of the Company's growth and a continuity to the Board. His business acumen and ability to counsel company leaders, developed as a managing director of a successful venture capital firm, provides a breadth of general business knowledge and transactional experience to the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Class II Directors Continuing in Office Until the 2012 Annual Meeting

  Mary E. Foley

        Mary E. Foley, age 59, has served as a director of Omnicell since May 2005. Since April 2004, Ms. Foley has served as the Associate Director of the Center for Nursing Research and Innovation at the University of California, San Francisco (UCSF), where she works on nurse quality and safe hospital care. From 2004 to 2009, Ms. Foley worked with the Collaborative Alliance for Nursing Outcomes, where she developed expertise in nursing sensitive care measures, with a special emphasis on medication safety. Also from 2004 to 2009, Ms. Foley served as Vice President of the American Nurses Association, and from 2000 to 2002 she served as its President. From September 2002 to September 2004, Ms. Foley was a Regents Lecturer at UCSF and Visiting Assistant Professor in the Masters entry program. From 1981 to 2000, Ms. Foley was a staff nurse and chief nurse executive at Saint Francis Memorial Hospital in San Francisco. From 1994 to 1999, Ms. Foley was a part-time clinical faculty member at San Francisco State University School of Nursing, and was the faculty adviser for the student nurses association. Ms. Foley received a nursing diploma from New England Deaconess Hospital School of Nursing, a B.S.N. from Boston University School of Nursing, an M.S. in nursing administration and occupational health from UCSF and a PhD with an emphasis on policy and occupational health from UCSF. The Corporate Governance Committee believes Ms. Foley's qualifications to serve on our Board include her management and clinical nursing expertise developed as the chief nurse executive at a highly respected acute-care hospital serving a large metropolitan population and her expertise in nurse quality and hospital safety obtained while in leadership and teaching roles at one of the top nursing schools in the nation and as vice president of the only full-service professional organization representing the interests of U.S. registered nurses. Ms. Foley's experience brings an important perspective to the Board of the needs and demands of our customers' nursing decision-makers and the medication safety issues that are important to them.

  Randall A. Lipps

        Randall A. Lipps, age 53, has served as Chairman of the Board and a director of Omnicell since founding Omnicell in September 1992 and as its President and Chief Executive Officer since October 2002. From 1989 to 1992, Mr. Lipps served as the Senior Vice President of ST. Holdings, Inc., a travel and marketing company. From 1987 to 1989, he served as Assistant Vice President of Sales and Operations for a subsidiary of AMR, the parent company of American Airlines, Inc. Mr. Lipps received both a B.S. in economics and a B.B.A. from Southern Methodist University. The Corporate Governance Committee believes Mr. Lipps' extensive knowledge of the Company, including his founding of the Company and his almost two decades of leading the Company as the President and Chief Executive Officer, provide the Board with invaluable current knowledge of the Company and extensive knowledge of the industry's needs for improvements in healthcare economics and patient safety. In addition, his role in the operations of the Company provides the Board with the practical understanding of the issues and opportunities that face the Company.

  Joseph E. Whitters

        Joseph E. Whitters, age 52, has served as a director of Omnicell since May 2003. Since 2005, Mr. Whitters has been an Advisor to Frazier Health Care Ventures, a venture capital firm, as well as a Board member or advisor to several private companies. From 1986 to January 2005, Mr. Whitters was employed in various capacities with First Health Group Corp., a national health benefits company, most recently as Executive Vice President. Mr. Whitters is a certified public accountant and received a bachelor's degree in accounting from Luther College. The Corporate Governance Committee believes Mr. Whitters' extensive financial expertise as a certified public accountant and his leadership abilities developed during his service in a senior finance role at a large, national health benefits company allows him to bring important financial and accounting skills to the Board, which is especially valuable as Chairman of the Audit Committee.

Class III Directors Continuing in Office Until the 2013 Annual Meeting

  Donald C. Wegmiller

        Donald C. Wegmiller, age 72, has served as a director of Omnicell since May 2004 and as its lead independent director since August 2005. Since February 2006, Mr. Wegmiller has served as a Senior Consultant and Chairman Emeritus for Integrated Healthcare Strategies, a national executive and physician compensation and benefits consulting firm. In addition, Mr. Wegmiller serves as Vice Chairman of Scottsdale Institute and Chairman and Chief Executive Officer of C-Suite Resources. From February 2002 to February 2006, Mr. Wegmiller was the Chairman of Clark Consulting, a healthcare consulting company and the predecessor firm of Integrated Healthcare Strategies. From 1993 to February 2002, Mr. Wegmiller was the President and Chief Executive Officer of Clark Consulting's predecessor firm, Healthcare Compensation Strategies. From 1978 to 1993, Mr. Wegmiller served as President and Chief Executive Officer of Health One Corporation, a hospital ownership and management company. Mr. Wegmiller received both a B.A. in business economics and psychology and an M.H.A. from the University of Minnesota. The Corporate Governance Committee believes that Mr. Wegmiller's service in the healthcare industry for more than four decades; specifically, his more than 30 years of experience as a chief executive officer and/or chairman of both publicly-traded and privately-held national companies serving the healthcare industry and his service on senior advisory boards of companies such as MedAssets, Inc. and CareMedic, Inc. provide him with operational and industry expertise that are important to the Board. Mr. Wegmiller's service as a director of over 20 public companies over the last 25 years also provides a breadth of knowledge as to the effective operation of a board of directors and consensus building among directors that is especially valuable as the lead independent director.

  James T. Judson

        James T. Judson, age 56, has served as a director of Omnicell since April 2006. Since March 2006, Mr. Judson has served as a financial executive advisor to small and mid-sized companies, and he is currently serving as interim Chief Financial Officer of Extreme Networks, a technology company. From April 2005 to March 2006, Mr. Judson was Omnicell's Interim Chief Financial Officer. From February 2005 to April 2005, Mr. Judson was Omnicell's Vice President of Finance. From 1998 until his retirement in January 2002, Mr. Judson served as Vice President of Finance and Planning for the Worldwide Operations group of Sun Microsystems, a computer systems company. Mr. Judson received a B.S. in industrial management from Purdue University and an M.B.A. from Indiana University. The Corporate Governance Committee believes that Mr. Judson's financial and operational expertise in executive level financial positions at a rapidly growing, global, publicly-traded company provides the Board with valuable insights into the financial operations of the Company and financial matters generally. The Corporate Governance Committee believes that Mr. Judson's knowledge of the Company and its accounting practices as Omnicell's Interim Chief Financial Officer is an especially important quality for contribution to the Audit Committee.

  Gary S. Petersmeyer

        Gary S. Petersmeyer, age 64, has served as a director of Omnicell since January 2007. Since December 2004, Mr. Petersmeyer has served as the Chairman and Chief Executive Officer of Aesthetic Sciences Corporation, a research-based medical device company focusing on elective surgery applications. From November 2001 to November 2004, Mr. Petersmeyer provided consulting and executive coaching services to senior executives in high growth and research-based organizations. From 2000 to 2001, Mr. Petersmeyer was President and a Director of Pherin Pharmaceuticals, Inc., a pharmaceutical development and discovery company. From 1995 to 2000, he was President, Chief Executive Officer and a Director of Collagen Corporation, a medical technology company focused on worldwide collagen research. Mr. Petersmeyer received a B.A. in political science from Stanford University, an M.A. in teaching from the Harvard Graduate School of Education and an M.B.A. from Harvard University. The Corporate Governance Committee believes Mr. Petersmeyer's leadership experience as the chief executive officer of several publicly-traded and privately-held global companies focused on the healthcare markets positions him to contribute effectively to the industry and operational understanding of the Board. Mr. Petersmeyer's experience in executive compensation matters, developed in his tenures as chief executive officer, is valuable as a member of the Compensation Committee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

        The Board is currently chaired by the President and Chief Executive Officer of the Company, Mr. Lipps. The Board has also appointed Mr. Wegmiller as lead independent director.

        The Company believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. In the Company's view, separating the positions of Chief Executive Officer and Board Chair has the potential to give rise to divided leadership, which could interfere with good decision making or weaken the Company's ability to develop and implement strategy. Instead, the Company believes that combining the positions of

Chief Executive Officer and Board Chair provides a single, clear chain of command to execute the Company's strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Board Chair with an extensive history with and knowledge of the Company (as is the case with the Company's Chief Executive Officer) as compared to a relatively less informed independent Board Chair.

        The Board appointed Mr. Wegmiller as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Board Chair. The lead independent director is empowered to, among other duties and responsibilities, provide general leadership of the affairs of the independent directors, including leadership in anticipating and responding to crisis, discuss and collaborate with the Board Chair to set appropriate meeting agendas and meeting schedules, recommend to the Board Chair the retention of outside advisors and consultants who report directly to the Board, preside over Board meetings in the absence of the Board Chair and during independent director closed session portions of the meetings, preside over and establish the agendas for meetings of the independent directors, consult with and coordinate with the committee chairs regarding meeting agendas and informational requirements, act as liaison between the Board Chair and the independent directors, provide advice and consultation to the Board Chair and other senior executives of the Company, monitor information delivered by the management team to the Board and provide input on such information, and, as appropriate upon request, act as a liaison to stockholders, customers and other key constituents of the Company. In addition, it is the responsibility of the lead independent director to coordinate the Board appointment of an Interim Chief Executive Officer and/or Board Chair during extended periods of the Board Chair's absence. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, the Company believes that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.

Independence of the Board of Directors

        As required under The NASDAQ Stock Market, LLC ("NASDAQ") listing standards, a majority of the members of a listed company's board of directors must qualify as "independent," as affirmatively determined by the board of directors. The Board consults with the Company's counsel to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in the applicable listing standards of the NASDAQ, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of the Company's directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Lipps, the President and Chief Executive Officer of the Company. In making this determination, the Board found that none of the eight independent directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Lipps, the Company's President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

Role of the Board in Risk Oversight

        One of the Board's key functions is informed oversight of the Company's risk management process. The Board administers this oversight function directly through the Board as a whole, as well as through the Board's standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements in addition to oversight of the performance of our audit function. Our Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

        Typically, the Corporate Governance Committee receives and discusses with management a quarterly report regarding risk management and the areas of risk the Company has addressed in such quarter. The Corporate Governance Committee reports to the entire Board on the risk management activities of the Company at least annually and the applicable Board committees meet at least annually with the employees responsible for risk management in such committees' respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Meetings of the Board of Directors

        The Board met seven times during 2010. Each Board member attended 75% or more of the aggregate number of the meetings of the Board and of the committees on which he or she served, as held during the period for which he or she was a director or committee member, respectively.

        Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Lead Independent Director, Omnicell, Inc. at 1201 Charleston Road, Mountain View, California 94043. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Corporate Governance Committee.

Information Regarding Committees of the Board of Directors

        The Board has three committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. The following table provides membership and meeting information for 2010 for each of the Board committees:

Name	Audit		Compensation		Corporate Governance
Mary E. Foley					X
James T. Judson	X
Randy D. Lindholm			X	*
Gary S. Petersmeyer			X
Donald C. Wegmiller			X
Sara J. White	X				X	*
Joseph E. Whitters	X	*
William H. Younger, Jr.					X

Total meetings in fiscal year 2010	14		16		4

*
Denotes Committee Chairperson

        Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding "independence" and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

        The Audit Committee of the Board is currently composed of three directors: Mr. Whitters (Chair), Mr. Judson and Ms. White. The Audit Committee met fourteen (14) times during the fiscal year ended December 31, 2010. The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to oversee the Company's corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company's audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting control or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the company's annual audited financial statements and quarterly unaudited financial statements with management and the independent registered public accounting firm, including reviewing the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K. The Audit Committee has adopted a written Audit Committee Charter that can be found in the "Corporate Governance" section on Omnicell's corporate website at www.omnicell.com, under "Investor Relations."

        The Board reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company's Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) of the NASDAQ listing standards). The Board has also determined that Mr. Whitters, the Audit Committee Chairperson, qualifies as an "audit committee financial expert," as defined in applicable Securities and Exchange Commission ("SEC") rules. The Board made a qualitative assessment of Mr. Whitters' level of knowledge and experience based on a number of factors, including his formal education and professional experience.

Report of the Audit Committee of the Board of Directors(1)

        The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the year ended December 31, 2010.

        Our management is responsible for the preparation, presentation and integrity of our financial statements and is also responsible for maintaining appropriate accounting and financial reporting practices and policies. Management is also responsible for establishing and maintaining adequate internal controls and procedures designed to provide reasonable assurance that we are in compliance with accounting standards and applicable laws and regulations.

        Ernst & Young LLP, our independent registered public accounting firm for 2010, is responsible for expressing opinions on the conformity of our audited financial statements with U.S. generally accepted accounting principles and the effectiveness of our internal control over financial reporting.

        The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm regarding the independent registered public accounting firm's independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence and has discussed with the independent registered public accounting firm its independence.

        Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

AUDIT COMMITTEE
Joseph E. Whitters, Chair James T. Judson Sara J. White

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

        The Compensation Committee currently is composed of three directors: Mr. Lindholm (Chair), Mr. Petersmeyer and Mr. Wegmiller. All members of the Company's Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee met sixteen (16) times during the fiscal year ended December 31, 2010. The Compensation Committee Charter can be found in the "Corporate Governance" section on Omnicell's corporate website at www.omnicell.com, under "Investor Relations."

        The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee the Company's compensation strategy, policies, plans and programs, including:

  •
  reviewing and approving the overall compensation philosophy for the Company's executive officers and directors;

  •
  overseeing the adoption and administration of the Company's stock option and purchase plans, profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs, including approving and granting options, restricted stock, restricted stock units or other equity awards under such plans to the Company's executive officers, employees and consultants;

  •
  establishing guidelines pursuant to which the Company shall administer its stock option and purchase plans, profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs, with respect to options, restricted stock, restricted stock units or other equity awards granted thereunder; and

  •
  preparing the Company's Compensation Discussion and Analysis, included in this proxy statement.

Compensation Committee Processes and Procedures

        The Compensation Committee meets at least monthly, and with greater frequency if necessary. The agenda for each meeting is usually outlined by the Chair of the Compensation Committee and then more fully developed by the Company's Chief Executive Officer, Chief Financial Officer, head of Human Resources and General Counsel. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or final determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms.

        During the past fiscal year, as in 2009, the Compensation Committee engaged Pearl Meyer & Partners ("Pearl Meyer") as executive compensation consultants. The Compensation Committee requested that Pearl Meyer assist in continuing to refine the Company's executive compensation program to execute that strategy. As part of its engagement, Pearl Meyer was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, Pearl Meyer also conducted individual interviews with members of the Compensation

Committee and senior management to learn more about the Company's business operations and strategy, key performance metrics and strategic goals, as well as the labor market in which the Company competes. Pearl Meyer ultimately developed recommendations regarding executive compensation levels and types of compensation elements that were presented to the Compensation Committee for its consideration. Following an active dialogue with Pearl Meyer and suggesting modifications, the Compensation Committee approved the modified recommendations of Pearl Meyer.

        The accepted recommendations of Pearl Meyer and the specific determinations of the Compensation Committee with respect to executive compensation for 2010 are discussed in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

        During 2010, the Compensation Committee consisted of Messrs. Lindholm (Chair), Petersmeyer and Wegmiller. None of these individuals are or have been officers of Omnicell. None of the Company's executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Corporate Governance Committee

        The Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors and recommending appropriate nominee slates for the Board to recommend for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing a set of corporate governance principles for the Board and the Company.

        The Corporate Governance Committee currently consists of three directors: Ms. White (Chair), Ms. Foley and Mr. Younger. All members of the Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Corporate Governance Committee met four (4) times during the fiscal year ended December 31, 2010. Our Corporate Governance Committee Charter can be found in the "Corporate Governance" section on the Company's corporate website at www.omnicell.com, under "Investor Relations."

        The Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company's stockholders. However, the Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.

        In conducting this assessment, the Corporate Governance Committee considers diversity, age, skills, industry and professional background and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Corporate Governance Committee (and the other members of the Board, as needed) then use their network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Corporate Governance Committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

        Because two of the members of the Corporate Governance Committee are up for election in 2011, the Board established a special nominating sub-committee to give a recommendation to the Corporate Governance Committee regarding Board Nominees for 2011. The Corporate Governance Committee then provided a recommendation to the Board regarding Board nominees. Mary E. Foley, James T. Judson and Gary S. Petersmeyer comprised the special nominating sub-committee determining the Board nominees for the Annual Meeting.

        The Company's Corporate Governance Guidelines require that each non-employee director submit to the Board a letter of resignation upon completion of three (3) three-year terms as a member of the Board. The Board is free to accept or reject such letter of resignation. Because he has served as a director for more than 18 years, including three (3) three-year terms since the classification of the Board in 2001, Mr. Younger tendered his letter of resignation to the Board in February 2011, to be effective immediately following the 2011 Annual Meeting, but indicated his willingness to continue to serve on the Board. After consultation, the Board rejected Mr. Younger's resignation and requested that he stand for reelection as a director of the Company.

        At this time, the Corporate Governance Committee does not consider director candidates recommended by stockholders. The Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Stockholder Communications with the Board of Directors

        The Company's Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Lead Independent Director of Omnicell, Inc. at 1201 Charleston Road, Mountain View, California 94043. These communications will be reviewed by the Lead Independent Director, who will determine whether they should be presented to the Board. The purpose of this screening is to avoid having the Board consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). The screening procedures have been approved by a majority of the independent members of the Board. All communications directed to the Audit Committee in accordance with the Company's "Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters" (the "Omnicell Open Door Policy") that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee. The Omnicell Open Door Policy is available in the "Corporate Governance" section on the Company's corporate website at www.omnicell.com, under "Investor Relations."

Code of Ethics

        Omnicell has adopted the Omnicell Code of Conduct, a code of ethics that applies to all officers, directors and employees of the Company. The Omnicell Code of Conduct is available in the

"Corporate Governance" section on the Company's corporate website at www.omnicell.com, under "Investor Relations." If the Company makes any substantive amendments to its Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, it will promptly disclose the nature of the amendment or waiver on its website.

Corporate Governance Guidelines

        The Board has reaffirmed the governance practices followed by the Company by readopting the Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company's business operations as needed and to make decisions that are independent of the Company's management. The guidelines are also intended to align the interests of directors and management with those of the Company's stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the NASDAQ listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, are available in the "Corporate Governance" section on the Company's corporate website at www.omnicell.com, under "Investor Relations."

 PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Schedule 14A of the Exchange Act, our stockholders are now entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

        The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained on pages 26 to 39 of this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are appropriately designed to align the interests of our executive officers with those of our stockholders, to emphasize strong pay-for-performance principles and to enable us to attract and retain talented and experienced executives to lead the Company in a competitive environment.

        Applying these philosophies, the Board has set specific compensation goals designed to help the Company achieve our short and long-term business and performance goals. The Board believes that the base salaries of our executive officers should be set at approximately the median base salary levels of executive officers in our peer group, with our executive officers having the potential to earn total cash compensation up to the 75th percentile of our peer group's total cash compensation if our executive officers accomplish specific performance goals that the Board sets to help the Company achieve its performance goals. Over the last several years, the cash compensation levels of our executive officers have been lower than these targeted compensation levels.

        In 2009, the base salaries of our named executive officers ranged from lower than the 25th percentile to approximately the 35th percentile of our peer group, with the average being at the 30th percentile of our peer group. The total target cash compensation of our named executive officers in 2009, assuming achievement of performance goals, ranged from lower than the 25th percentile to approximately the 45th percentile of our peer group, with the average being at the 40th percentile of our peer group.

        In 2010, the cash compensation levels of the named executive officers increased towards the Board's stated targets, but the named executive officers are still compensated on average lower than the base salaries of our peer group, and lower than the Board's goal of providing such executives with the opportunity to earn total cash compensation up to the levels of the 75th percentile of our peer group. The base salaries of the named executive officers in 2010 ranged from lower than the 25th percentile to approximately the 45th percentile of our peer group, with the average being at the 35th percentile of our peer group. The total target cash compensation of our named executive officers in 2010, assuming achievement of performance goals, ranged from approximately the 45th percentile to the 65th percentile of our peer group, with the average being in the 50th percentile of our peer group.

        With regard to long-term equity incentive compensation, the value of such compensation awarded to the named executive officers, calculated using a Black-Scholes-Merton valuation methodology, ranged from the 35th percentile to the 55th percentile of our peer group over 2009 and 2010. Such a valuation is necessarily sensitive to movement in the stock price of the target stock, but in 2010 our average compensation value for long-term equity incentive grants to our executives were at the 45th percentile of the comparator group. Further, for 2011 the Board has implemented a new policy of declaring half of the equity incentive grants to executives to vest upon the successful achievement of certain market-based performance metrics by the Company.

        The market-based performance comparison adopted by the company compares the total stockholder return of its common stock to that of the companies in the Nasdaq Health Care Index (the

"Index"). In 2010, while it was not tied to our executive compensation, the Company achieved a total stockholder return that exceeded the average of the companies in the Index.

        In summary, the elements of our compensation package as well as the amount of compensation paid to our named executive officers emphasize strong pay-for-performance principles and provide reasonable compensation to our named executive officers.

        For these reasons, the Board is asking stockholders to support the compensation of the Company's named executive officers as described in this proxy statement by casting a non-binding advisory vote "FOR" the following resolution:

          "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure."

        While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

        Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" PROPOSAL NO. 2.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF STOCKHOLDER
APPROVAL OF EXECUTIVE COMPENSATION

        The Dodd-Frank Act and Schedule 14A of the Exchange Act also enable the Company's stockholders to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure (the "Say-on-Pay Vote"). Accordingly, we are asking stockholders to indicate whether they would prefer an advisory vote once every one, two or three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, we recommend that our stockholders select a frequency of one year, or an annual vote.

        In formulating its recommendation, the Board considered several factors in determining the appropriate frequency of advisory votes on executive compensation. On the one hand, the Board recognizes the importance of receiving regular input from our stockholders on important issues, such as our compensation policies and procedures. The Board also believes that a well-structured compensation program should include plans that drive the creation of stockholder value over the long term and do not simply focus on short-term gains. Because of that, the Board believes that any annual advisory vote will be more limited in value than a vote which reflects the long-term executive compensation philosophy of the Compensation Committee and the long-term results of its actions. Moreover, many elements of compensation are structured over a multi-year period, disclosure is made to cover several years, and some proxy advisory firms review total stockholder returns over multi-year periods. Also, equity awards to management are granted to compensate management over at least a three-year period. On the other hand, the Board recognizes that even if the effectiveness of these plans cannot be adequately evaluated on an annual basis, many stockholders may want to express a preference in a single year based on a multi-year review. At present, an annual Say-on-Pay Vote may represent the most effective means for some of our stockholders to express meaningful input on executive compensation. Until there is greater certainty and precedent relating to the frequency of a Say-on-Pay Vote, the Board determined that an annual Say-on-Pay Vote would best express its commitment to take steps to align the compensation of its executives with the interests of the Company's stockholders. The Board's determination was further based on the premise that this recommendation could be modified in future years if it becomes apparent that an annual Say-on-Pay Vote is not meaningful, is burdensome or is more frequent than recommended by best corporate governance practices. Based on these factors, our Board determined to recommend that future Say-on-Pay Votes occur each year until the next vote on the frequency of advisory votes on the compensation of our named executive officers.

        The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board. The option among those choices that obtains a plurality of votes cast by the shares present or represented by proxy and entitled to vote at the annual meeting will be deemed to be the frequency preferred by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF "ONE YEAR" ON PROPOSAL NO. 3.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has selected Ernst & Young LLP ("Ernst & Young") as the Company's independent registered public accounting firm for the year ending December 31, 2011 and has further directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the Company's financial statements since 1997. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither the Company's Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as the Company's independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

        The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2010 and December 31, 2009 by Ernst & Young LLP, the Company's independent registered public accounting firm.

	Fiscal Year Ended December 31,
	2010	2009
	(in thousands)
Audit Fees	$1,095	$1,010
Audit-Related Fees	246	30
Tax Fees	30	181
All Other Fees	8	8

Total Fees	$1,379	$1,229

        Audit Fees.    Consists of fees billed for professional services rendered for the audit of the Company's financial statements and review of the interim financial statements included in quarterly reports, professional services associated with SEC registration statements and other documents filed with the SEC, consultations with the Company's management as to the accounting treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other standard-setting bodies, and other services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements.

        Audit-Related Fees.    Consists of fees billed for professional services in connection with certain merger and acquisition due diligence activity and advice on automated control considerations surrounding our enterprise resource planning system.

        Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning outside of the audit of the income tax accounts.

        All Other Fees.    Consists of fees billed for subscriptions to an on-line accounting and financial reporting research assistance service.

Pre-Approval Policies and Procedures

        The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company's independent registered public accounting firm, Ernst & Young. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

        The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the principal accountant's independence.

        In 2010, the Audit Committee pre-approved the fees set forth on the previous page in their entirety.

Required Vote and Recommendation of the Board of Directors

        Approval of Proposal No. 4 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on Proposal No. 4 and will have the same effect as "Against" votes. Broker non-votes will have no effect on the outcome of the vote.

        The Board believes that approval of Proposal No. 4 is in the best interest of the Company and the best interests of the stockholders for the reasons stated above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" PROPOSAL NO. 4.

 SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's common stock as of March 31, 2011 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
JPMorgan Chase & Co.(2)	3,128,857	9.36%
270 Park Avenue
New York, NY 10017
BlackRock Inc.(3)	2,928,597	8.76%
40 East 52nd Street
New York, NY 10022
Janus Capital Management LLC and its affiliated entities(4)	2,739,312	8.19%
151 Detroit Street
Denver, CO 80206
Bank of New York Mellon Corporation and its affiliated entities(5)	2,471,843	7.39%
One Wall Street, 31st Floor
New York, NY 10286
Wellington Management Company, LLP(6)	2,024,049	6.05%
280 Congress Street
Boston, MA 02210
Mary E. Foley(7)(11)	54,646	*
James T. Judson(7)(11)	169,197	*
Randy D. Lindholm(7)(11)	84,304	*
Randall A. Lipps(7)(8)(11)	1,293,464	3.79%
Gary S. Petersmeyer(7)(11)	34,014	*
Donald C. Wegmiller(7)(11)	172,634	*
Sara J. White(7)(11)	102,778	*
Joseph E. Whitters(7)(11)	140,550	*
William H. Younger, Jr.(7)(9)(11)	156,011	*
Robin G. Seim(11)	199,429	*
J. Christopher Drew(10)(11)	525,317	1.55%
Marga Ortigas-Wedekind(11)	64,027	*
Dan S. Johnston(11)	222,553	*
All executive officers and directors as a group (14 persons)(12)	3,305,745	9.26%

*
Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13Gs filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 33,432,275 shares outstanding on March 31, 2011, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o Omnicell, Inc., 1201 Charleston Road, Mountain View, California 94043.

(2)
JPMorgan Chase & Co. ("JPM") is the parent company to its wholly owned subsidiaries: J.P. Morgan Investment Management Inc., JPMorgan Chase Bank, National Association and JPMorgan Asset Management (UK) Ltd. JPM has sole voting power over 2,879,407 shares of common stock and sole investment power over 3,128,857 shares of common stock. JPM beneficially owns 3,128,857 shares of common stock on behalf of other persons known to have one or more of the following: (i) the right to receive dividends for such securities, (ii) the power to direct the receipt of dividends from such securities, (iii) the right to receive the proceeds from the sale of such securities, and (iv) the right to direct the receipt of proceeds from the sale of such securities. The data regarding the stock ownership of JPM is as of December 31, 2010 from the Schedule 13G/A filed by JPM on January 24, 2011.

(3)
The data regarding the stock ownership of BlackRock, Inc. is as of December 31, 2010 from the Schedule 13G/A filed by BlackRock, Inc, on February 7, 2011.

(4)
Janus Capital Management LLC ("Janus Capital") has a direct 77.8% ownership stake in Perkins Investment Management LLC ("Perkins"). Janus Capital and Perkins are investment advisors or sub-advisors to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients, including Perkins Mid Cap Value Fund (collectively referred to as "Managed Portfolios"). As a result of its role as an investment advisor or sub-advisor to the Managed Portfolios, Janus may be deemed the beneficial owner of 772,212 shares held by such Managed Portfolios and Perkins may be deemed the beneficial owner of 1,967,100 shares held by such Managed Portfolios. Janus Capital therefore has sole voting and investment power with respect to 772,212 shares of common stock and shared voting and investment power with respect to 1,967,100 shares of common stock. Neither Janus nor Perkins has the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. The data regarding the stock ownership of Janus Capital and its affiliated entities is as of December 31, 2010 from the Schedule 13G/A filed by Janus Capital and its affiliated entities on April 11, 2011.

(5)
The shares are beneficially owned by The Bank of New York Mellon and the following direct or indirect subsidiaries: The Boston Company Asset Management LLC, The Dreyfus Corporation (parent holding company of MBSC Securities Corporation), and Mellon Capital Management Corporation, MAM (MA) Holding Trust (parent holding company of Standish Mellon Asset Management Company LLC) The Boston Company Asset Management LLC), and MBC Investments Corporation (parent holding company of Mellon Capital Management Corporation; Neptune LLC). The Bank of New York Mellon has shared voting power with respect to 2,021,388 shares of common stock and shared investement power with respect to 2,471,843 shares of common stock. The data regarding the stock ownership of the entities affiliated with The Bank of New York Mellon Corporation is as of December 31, 2010 from the Schedule 13G filed by The Bank of New York Mellon Corporation on February 4, 2011.

(6)
Wellington Management Company, LLC ("Wellington Management"), in its capacity as investment advisor, has shared voting power with respect to 2,008,649 shares of common stock and shared investment power with respect to 2,024,049 shares of common stock which are held of record by clients of Wellington Management. The data regarding the stock ownership of Wellington Management is as of December 31, 2010 from the Schedule 13G/A filed by Wellington Management on February 14, 2011.

(7)
Includes restricted stock grants awarded to the then current non-employee directors of the Company on May 24, 2010, which will fully vest on the date of the Annual Meeting as follows: Mary E. Foley, 8,519 shares; James T. Judson, 8,907 shares; Randy D. Lindholm, 9,526 shares;

  Gary S. Petersmeyer, 8,907 shares; Donald C. Wegmiller, 11,618 shares; Sara J. White, 10,688 shares; Joseph E. Whitters, 10,456 shares; and William H. Younger, Jr., 8,519 shares.

(8)
Includes 127,802 shares held directly by Mr. Lipps; 395,613 shares held in trust by The Lipps Revocable Trust, for which Mr. Lipps and his wife are trustees with shared voting and investment power; and 60,031 shares held in various trusts for the benefit of Mr. Lipps' children, for which Mr. Lipps is trustee.

(9)
Includes 13,383 shares held directly by Mr. Younger, and 89,287 shares held by The William H. Younger, Jr. Revocable Trust, for which Mr. Younger is trustee. Mr. Younger disclaims beneficial ownership of the trust's shares except as to Mr. Younger's pecuniary interest in the trust.

(10)
Includes 10,504 shares held in trust by the 2004 Drew Family Trust, for which Mr. Drew and his wife are trustees with shared voting and investment power.

(11)
Includes shares which certain executive officers and directors of the Company have the right to acquire within 60 days after March 31, 2011 pursuant to outstanding options as follows: Mary E. Foley, 42,841 shares; James T. Judson, 150,841 shares; Randy D. Lindholm, 42,161 shares; Randall A. Lipps, 710,018 shares; Gary S. Petersmeyer, 25,000 shares; Donald C. Wegmiller, 137,924 shares; Sara J. White, 77,841 shares; Joseph E. Whitters, 85,841 shares; William H. Younger, Jr., 53,341 shares; J. Christopher Drew, 452,953 shares; Dan S. Johnston, 177,194 shares; Marga Ortigas-Wedekind, 22,867 shares; Robin G. Seim, 156,077 shares; and all current executive officers and directors as a group, 2,187,867 shares.

(12)
Consists of shares held by the executive officers and directors listed on the table, including the shares included in footnotes 7 and 11 above, 52,968 shares Nhat Ngo has the right to acquire within 60 days after March 31, 2011 pursuant to outstanding options and 33,853 shares owned by Mr. Ngo.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        The Company submits all applicable Section 16(a) filing requirements on behalf of its officers and directors (except for Mr. Younger). To the Company's knowledge, based on the reports filed by the Company, copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to its officers and directors were complied with, except for a Form 5 covering four gift transactions for Mr. Lipps and Form 4s covering a single transaction for each of Messrs. Lipps and Drew and Ms. Ortigas-Wedekind and two transactions for Ms. Foley, each of which was filed late.

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis provides information regarding compensation paid to our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, or the "Named Executive Officers," as of December 31, 2010. These individuals are:

  •
  Randall A. Lipps, Chairman, President and Chief Executive Officer;

  •
  Robin G. Seim, Chief Financial Officer and Vice President, Finance, Administration and Manufacturing;

  •
  J. Christopher Drew, Senior Vice President, Field Operations;

  •
  Marga Ortigas-Wedekind, Vice President, Global Marketing and Product Development; and

  •
  Dan S. Johnston, Vice President and General Counsel.

        The compensation programs described herein are available to all of Omnicell's executive officers.

Overview

        Our executive compensation program is designed to provide our executive officers incentives and rewards, while effectively balancing the short-term and long-term interests of our stockholders with our ability to attract and retain talented executives. The Compensation Committee of our Board (the "Committee") has the primary responsibility for establishing our executive compensation philosophy and determining the specific components and levels of each executive's compensation. Our executive compensation program is based on four guiding principles, as set forth by the Committee. We have created a compensation program that combines short-term and long-term components, cash and equity and fixed and performance-based contingent payments, in the proportions we believe achieve these four guiding principles:

  •
  Enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders;

  •
  Enable us to attract, motivate and retain the people needed to define and create industry-leading products and services;

  •
  Integrate compensation closely with the achievement of our business and performance objectives; and

  •
  Reward individual performance that contributes to our short-term and long-term success.

        An important element of our compensation philosophy is to provide executives with compensation packages that are competitive with compensation packages for executives in medical supply and technology companies of similar size and stage of development in order to attract dynamic and innovative executives to lead our strategic initiatives. As such, the Committee utilizes and relies significantly on a benchmarking analysis when determining the size, components and mix of the executive officers' compensation elements.

        Our executive officers' compensation consists of three principal components: base salary, a performance-based cash bonus and long-term equity incentive compensation. In 2011, the Committee further partitioned the long-term equity incentive compensation to include a performance-based component. The cash compensation components are primarily designed to provide a predictable level of financial stability and reward the achievement of short-term goals. The equity compensation component is primarily designed to incentivize and retain our executives and to reward the achievement of our long-term financial success. The Committee utilizes a benchmarking analysis when determining total cash compensation, allocating cash compensation between base salary and performance-based bonus and in awarding long-term equity compensation.

Role of the Compensation Committee

        Our Board has delegated to the Committee the responsibility for developing our compensation philosophy, establishing our executive compensation program and overseeing equity awards under our equity incentive plans. On an annual basis, the Committee approves the individual compensation packages for each of our executive officers. Although the Committee maintains ultimate authority over our executive officers' compensation, the Committee considers the input and evaluations of our President and Chief Executive Officer, Randall A. Lipps, as it relates to executive officers other than Mr. Lipps. In conjunction with the Committee's annual review, Mr. Lipps develops cash and equity compensation proposals for each executive to present to the Committee for discussion and approval. Mr. Lipps does not participate in the final determination of his own compensation.

Benchmarking / Compensation Consultant

        As in prior years, the Committee engaged the services of Pearl Meyer & Partners ("Pearl Meyer") in late 2009 and again in late 2010 to serve as an independent advisor to the Committee to assist in reviewing the compensation of the Company's executive officers, including identifying companies for competitive analysis and benchmarking. As part of its engagements, Pearl Meyer worked closely with the Committee to identify comparable peer companies, provided the Committee with a report summarizing a comparison of our total compensation with such peer companies and provided an assessment of the specific elements of our compensation components in relation to the peer companies (the "Pearl Meyer Report"). The Committee believes benchmarking of executive compensation is crucial to maintaining compensation levels competitive with other leading technology companies with which we compete for personnel. Additionally, benchmarking provides guideposts, which the Committee uses to determine the size, mix and components of executive compensation.

        Most of our direct industry competitors are significantly larger than we are with respect to market capitalization, revenue and number of employees, and as a result, historically it has been and continues to be challenging to find appropriately-sized industry competitors for comparison. Therefore, the Committee and Pearl Meyer have developed a group of comparable publicly-traded companies based on such factors as revenue, market capitalization and, to the extent possible, industry similarity, that we believe provides a meaningful cross-section from which to benchmark executive compensation. The Committee and Pearl Meyer also, to the extent possible, have included companies in the peer group with which Omnicell believes that it may compete for personnel. This peer group focuses on three industry subcategories that are representative of portions of our business: the healthcare information management software industry, the medical equipment and supplies industry, and the supply chain management and logistics software and manufacturing industry. The Committee and Pearl Meyer strive to maintain a consistent peer group year over year for comparability of competitive analysis; however, on a yearly basis the peer group is reviewed and refined to take into consideration comparability of financial performance relative to Omnicell, as well as the acquisition of or any fundamental changes in the peer companies' operating businesses. For all compensation decisions in 2010, including the long-term equity compensation awards made in February 2010, the Committee utilized the Pearl Meyer Report prepared in late 2009. To the extent that there are statements relating to percentiles included in this Compensation Discussion and Analysis, they are intended to reference performance against peer companies as identified in the Pearl Meyer Report.

        The companies identified for benchmark comparison in each of the 2009 and 2010 reports were:

2009 Peer Group		2010 Peer Group
• Abaxis, Inc.	• JDA Software Group Inc.	• Abaxis, Inc.	• JDA Software Group Inc.
• Align Technology, Inc.	• Manhattan Associates, Inc.	• Accuray, Inc.	• Manhattan Associates, Inc.
• Athenahealth, Inc.	• Phase Forward Inc.	• Align Technology, Inc.	• Merge Healtcare, Inc.
• Cardiac Science Corporation	• Quality Systems Inc.	• AngioDynamics, Inc.	• Quality Systems Inc.
• Eclipsys Corporation	• SonoSite, Inc.	• Athenahealth, Inc.	• SonoSite, Inc.
• Epicor Software Corporation	• Stratasys Inc.	• Computer Programs & Systems, Inc.	• Stratasys Inc.
• I-Flow Corporation	• Thoratec Corp.	• Epicor Software Corporation	• Thoratec Corp.
• Informatica Corporation		• Informatica Corporation

Elements of Compensation and 2010 Determinations

        Our executive compensation program consists of three principal components: a base salary and performance-based cash bonus plan (together, total cash compensation) and long-term equity incentive compensation. We also provide our executive officers with certain other benefits including severance and change-of-control benefits and the ability to participate in our 401(k) plan and other employee benefit plans with all other eligible employees. The philosophy underlying each of the components of compensation and the specific factors weighing on the compensation determinations for 2010 are discussed in each section below.

  Cash Compensation.

        Overview.    The cash component of our executive compensation program serves a two-fold purpose. Base salaries are intended to provide financial stability, predictability and security of compensation for our executive officers for fulfilling their core job responsibilities, while the performance-based cash bonus plan is intended to incentivize and reward the achievement of predetermined corporate and individual short-term objectives. The Committee's long-term objective has been and continues to be for each executive officer to be able to achieve approximately the 75th percentile for comparable positions identified in the Pearl Meyer Report in total cash compensation, assuming achievement of each of his/her performance objectives resulting in payment in full of the executive's total performance-based cash bonus, and for base salary compensation to be at the 50th percentile for comparable positions identified in the Pearl Meyer Report. In determining the level of base salary and the potential maximum performance-based bonus for each executive officer, the Committee analyzes the comparable total cash compensation metric of the Pearl Meyer Report for each executive and sets the executive's total targeted cash compensation with the goal of moving each executive toward the objective percentile in a responsible and measured manner. The Committee also considers management's financial forecasts for the upcoming fiscal year and works to establish an aggregate compensation scheme that fits within the Company's budgetary model.

        To determine the level of each component of an executive's total cash compensation targets, the Committee first uses the prior year's base salary as the starting point, and then looks to the applicable base salary metric in the Pearl Meyer Report to ascertain the percentile that the prior year's salary represents. The Committee then sets an approximate base salary for each executive based on the targeted percentile for that executive.

        Once an appropriate base salary determination is made the Committee allocates the difference between the executive's new base salary and targeted total cash compensation as the size of the executive's maximum potential performance-based bonus. The Committee then translates the maximum potential performance-based bonus into a percentage of the executive officer's base salary and makes adjustments to the base salary and bonus percentage from there.

        Adjustments in cash compensation derived from base salary versus performance-based cash bonus are based on such factors as an executive's historical base salary, an executive's duties and responsibilities, and his or her position in the Company, as well as competitive pay practices for comparable positions identified in the Pearl Meyer Report.

        2010 Base Salary and Total Cash Compensation Determination.    As a cost control measure in light of the economic downturn, in February 2009, the Committee instituted approximately a 10% reduction in the then-current base salaries for each of Messrs. Lipps, Seim and Drew for the final three quarters of 2009 and froze the salaries of the remaining executive officers at their 2008 levels (or in the case of Ms. Ortigas-Wedekind, at the level set at the time of her hire). These base salaries automatically reverted to 2008 levels on January 1, 2010.

        In determining total cash compensation for 2010, the Committee continued its long-term objective of moving base salary compensation to the 50th percentile, and moving total cash compensation to the 75th percentile, in each case as compared to the peer group.

        The following table sets forth the targeted total cash compensation in 2010 for each executive and corresponding percentile that the total cash compensation represents in comparison to peer companies identified in the Pearl Meyer Report, and the percentage increase the 2010 targeted total cash compensation represents from the 2009 targeted total cash compensation:

Named Executive Officer	2010 Targeted Total Cash Compensation(1) ($)	2010 Targeted Total Cash Percentile to Peer Group	2009 Target Total Cash Compensation ($)(2)	2009 Targeted Total Cash Percentile to Peer Group	Percentage Increase from 2009 Targeted Total Cash
Randall A. Lipps	1,039,500	75th	792,000	40th	31%
Robin G. Seim	503,500	75th	419,580	40th	20%
J. Christopher Drew	558,600	75th	492,840	75th	13%
Marga Ortigas-Wedekind	503,500	70th	408,000	55th	23%
Dan S. Johnston	465,500	70th	406,300	55th	15%

(1)
2010 targeted total cash compensation refers to an executive officer's annualized salary and incentive target at the rate effective April 1, 2010, assuming achievement of 100% of an executive officer's Individual Targets (as defined below) and the achievement of the Corporate Targets (as defined below).

(2)
2009 targeted total cash compensation refers to an executive officer's annualized salary and incentive target at the rate effective April 1, 2009, assuming achievement of 100% of an executive officer's Individual Targets and the achievement of the Corporate Targets.

        Performance-Based Bonus.    The second component of cash compensation for our executive officers is a quarterly performance-based bonus, which is intended to be a substantial component of our executives' cash compensation. The size of the potential maximum bonus is derived from the difference between the executive's targeted total cash compensation and his/her base salary. In 2010, the Committee decided to weigh a greater percentage of the executive officer's total cash compensation toward the performance-based component of total compensation relative to 2009. Like it did in 2009, for 2010, the Committee established Incentive Targets (as defined below) based on the executive's targeted total cash compensation less base salary, and then translated this number into a percentage of salary. Slight adjustments were made to the percentages based on an executive's level of compensation in relation to competitive pay practices for comparable positions identified in the Pearl Meyer Report and the Company's budgetary constraints.

        The Committee continued to use the bonus plan established in 2009 (the "2009 Bonus Plan") to determine the performance-based bonus for the first quarter of 2010. Under the 2009 Bonus Plan, the Company had to meet certain threshold financial performance criteria for an executive to earn a bonus (together, these are referred to as the "Corporate Targets"). For the first quarter 2010, the Corporate

Targets included two quarterly performance criteria: (i) a quarterly revenue target (the "Revenue Target") and (ii) quarterly profit amount, which is set at the minimum profit required to meet the cash equivalent of that quarter's desired earnings per share target (the "Profit Target"). The Profit Target was set in a manner such that the payment of the bonus itself would not influence the determination of achievement of the Profit Target.

        Commensurate with our philosophy of conditioning performance-based cash compensation on corporate performance, for the first quarter of 2010, the Committee required the achievement of the Revenue Target and Profit Target as a condition to our executive officers receiving any portion of their respective performance-based bonus for the quarter. Only if both the Revenue Target and Profit Target were achieved, was an executive eligible to receive any cash bonus amount. Upon such successful achievement of the above Corporate Targets, the executive was then eligible to receive his/her individual bonus amounts, derived as a percentage of his/her quarterly salary, based on such executive's achievement of his/her individual objectives ("Individual Targets"). If the Corporate Targets and all of a Participant's Individual Targets were achieved, the executive received 100% of his/her eligible cash bonus amount (the "Incentive Target").

        The Committee determined achievement of the Revenue Target, against the revenue reported on a GAAP basis, and determined achievement of the Profit Target against non-GAAP net income, which excludes share-based compensation expenses pursuant to Accounting Standards Codification ("ASC") Topic 718 "Stock Compensation" ("ASC Topic 718"), and other items that the Committee determined were unusual, non-recurring and not reflective of normal operations. Our quarterly unaudited financial statements for the first quarter of 2010 were the basis for measuring the level of revenue and earnings per share to determine the achievement of the Revenue Target and Profit Target, respectively.

        For the first quarter of 2010, the Committee retained the revised structure of the performance-based bonus plan implemented in 2008 and used throughout 2009, whereby achievement of the Revenue Target and Profit Target was the threshold performance gate to any bonus, allocating 100% of an executive's cash bonus to the achievement of his/her Individual Targets. In addition, under the 2009 Bonus Plan, the Committee had the ability to establish one or more additional objectives, or discretionary targets, on a quarterly basis and opted to exercise this discretion in the first quarter of 2010. Specifically, the Committee determined that if the Profit Target was achieved, an upside payment potential would be triggered upon the Company's achievement of the profit required to meet the cash equivalent of that quarter's Wall Street consensus earnings per share (calculated to the nearest whole cent) or 110% of the Profit Target, whichever was higher (the "Profit Overachievement Target"). Such Profit Overachievement Target was not met in the first quarter of 2010 and therefore the additional payments were not made in that quarter.

        In March 2010, the Committee established the 2010 Executive Bonus Plan (the "2010 Bonus Plan"). The Committee used the 2010 Bonus Plan to determine the performance-based bonus for the second, third and fourth quarters of 2010.

        Under the 2010 Bonus Plan, the Company maintained its quarterly threshold target provision, under which the Company had to meet a certain threshold strategic financial performance criterion set by the Committee for an executive to earn any cash bonus (the "Corporate Threshold Target") for a particular quarter. In addition, the 2010 Bonus Plan allows the Committee to set additional threshold or upside bonus payment criteria to reward executives for particularly high company performance or for the achievement of specified financial target(s) that are of strategic importance to the Company (the "Strategic Goals"). For the second, third and fourth quarters 2010, the Corporate Threshold Target was a quarterly profit amount, which was set at the minimum profit required to ensure achievement of the earnings per share number desired by the Committee (the "Profit Target"), and the Strategic Goals were set at the discretion of the Committee in the form of a profit overachievement target, which would trigger an additional percentage payment to the executive equaling the percentage by which actual profit exceeded a high-end profit goal determined by the Committee (the "Profit Overachievement Target"). Specifically the Committee determined the Profit Overachievement Target would be met if the Company achieved the profit required to meet the cash equivalent of 110% of the Company's annual fiscal plan profit target as determined by the Committee. The Committee determined the actual profit achieved by the Company for the second quarter 2010 exceeded the Profit Overachievement Target, and therefore the executives would have the amount actually achieved on his or her incentive target for that quarter increased by a percentage calculated by dividing the actual profit by the Profit Overachievement Target. The Committee determined that the Profit Overachievement Target for the third and fourth quarters of 2010 was not achieved, and no additional payments were made for those quarters.

        Finally, similar to the action the Committee took in the fourth quarter 2009, the Committee established an additional fourth quarter 2010 discretionary Strategic Goal that would have the effect of eliminating the executive officers' actual performance-based bonuses in the fourth quarter of 2010 if the Company did not achieve a year-end backlog amount desired by the Committee (the "Backlog Threshold"). However, the Committee also determined that if the Company's publicly reported year-end backlog number exceeded certain overachievement metrics set by the Committee (the "Backlog Overachievement Targets"), an additional upside payment potential would be triggered. The upside potential payment would be based on the percentage of overachievement and would apply that percentage to the amount of such individual targeted bonus for the full year of 2010, as more specifically set forth in the table below. Specifically, in the fourth quarter 2010 the Committee determined the Backlog Threshold would be met if the Company publicly-reported backlog amount was at least $120 million, and the Backlog Overachievement Target would be met if such publicly-reported backlog amount was $125 million or more. The Company exceeded the Backlog Threshold in 2010 by achieving $126.8 million in backlog and as shown the in the table below, the executives were eligible to earn a fourth quarter bonus, and an additional overachievement amount was paid equaling 7.77% of the amounts such executive earned on his 2010 Individual Targets.

Year-End Product Backlog	Backlog Overachievement Percentage(1)
$125,000,000	Additional 6% of Incentive Target
$127,000,000	Additional 8% of Incentive Target
$130,000,000	Additional 12.5% of Incentive Target
$132,000,000	Additional 17% of Incentive Target
$135,000,000	Additional 25% of Incentive Target

(1)
The backlog overachievement percentage is prorated where the year-end product backlog exceeds $125,000,000, but falls between one of the overachievement levels.

  2010 Targets and Bonus Determinations.

        Corporate Targets.    The Committee established the Corporate Targets on a quarterly basis, and such targets were intended to incent the executive officers to achieve results that were consistent with the Company's board-approved financial plan and/or Wall Street analyst consensus. The actual amount of each target was set by the Committee based on a combination of the input of management, historical quarterly results, the Company's desired growth, financial forecasts and analyst expectations. The following table sets forth the quarterly Corporate Targets for 2010:

Corporate Targets	Quarter 1	Quarter 2	Quarter 3	Quarter 4
Revenue Target	$53,000,000	—	—	—
Profit Target(1)	$0.0872	$0.1149	$0.10	$0.1052
Backlog Threshold	—	—	—	$120,000,000

(1)
The Profit Target represented values based on non-GAAP net income excluding share-based compensation expenses pursuant to ASC Topic 718 and other items that the Committee determined were unusual, non-recurring or not reflective of normal operations.

        For 2010, the Corporate Targets were met in each quarter and as a result our executives were eligible to receive a bonus in each quarter, based on the achievement of their Individual Targets.

        The Committee continues to feel that the "threshold performance gate" structure better emphasizes its desire to motivate individual performance, while retaining the Company's financial performance as paramount and the primary focus of each executive's efforts.

        Individual Targets.    For the Named Executive Officers in 2010, the establishment of the Individual Targets and the determinations of achievement were made by the Committee. The Individual Targets are designed to encourage progress in, and create a strong incentive for the executive to excel in areas that are primarily within their control, while emphasizing the importance of our success by requiring achievement of the Corporate Targets before bonus eligibility.

        In 2010, the quarterly Individual Targets for our executive officers, other than Mr. Lipps, included objectives in the following areas:

  •
  Sales Objectives—bookings, sales force expansion goals, and other internal financial measurements;

  •
  Operating Objectives—implementation of information technology infrastructure, conducting training, ethics and other curriculum courses, completion of objectives by those directly reporting to the officer and improvement of internal departmental processes; and

  •
  Strategic Objectives—development of short and long-term business objectives, and evaluation of possible acquisition targets, strategic relationships and product lines.

        On a quarterly basis, the executives, other than Mr. Lipps, generally have between six and nine Individual Targets, and generally 30 to 35 on an annual basis, relating to a variety of objectives, which are approved by the Committee. Each Individual Target is given a percentage weighting such that achievement of all Individual Targets corresponds to 100% achievement of the Incentive Target. As originally set, for executives other than Mr. Lipps, each Individual Target generally is weighted between 5% and 25% of that quarter's total Incentive Target.

        With respect to Mr. Lipps, 75% of his potential bonus in each quarter was conditioned on his direct reports' achievement of each of their Individual Targets. The Committee structured Mr. Lipps' performance bonus in this manner so as to place a significant emphasis on effectively managing and leading the executive team, while maintaining the importance of the Company's financial success as the threshold performance gate. The remaining portion of Mr. Lipps' Individual Targets included operating and/or strategic objectives in the same areas as those set for other Named Executive Officers.

        With respect to each of the third and fourth quarters of 2010, the Committee revised the Individual Targets and their related percentages for the executives in order to focus their efforts on a specific strategic initiative. In resetting the Individual Targets, the weighting of the Individual Targets ranged between 5% and 40% of those quarters' total Incentive Targets.

        The following table sets forth the percentages of the Individual Targets achieved in each quarter of 2010, as well as the actual cash bonus earned by each Named Executive Officer based on achievement of the Individual Targets in each quarter of 2010:

	Percentage of Individual Targets Achieved				Cash Bonus for Achievement of Individual Targets
Named Executive Officer	First Quarter	Second Quarter	Third Quarter(1)	Fourth Quarter(1)	First Quarter ($)	Second Quarter ($)(2)	Third Quarter ($)	Fourth Quarter ($)
Randall A. Lipps	84%	84%	85%	91%	92,400	128,430	122,719	131,381
Robin G. Seim	90%	80%	100%	88%	48,195	50,514	59,625	52,470
J. Christopher Drew	70%	60%	100%	75%	43,733	42,032	66,150	49,613
Marga Ortigas-Wedekind	90%	90%	80%	78%	37,800	56,829	47,700	46,508
Dan S. Johnston	80%	80%	100%	100%	33,460	46,702	55,125	55,125

(1)
The Achievement Percentages for the third and fourth quarters represent the achievement of the revised Individual Targets.

(2)
The cash bonus earned for achievement of Individual Targets in the second quarter includes the Profit Overachievement, as set forth below.

        Profit Overachievement.    The following table sets forth the percentage by which the actual profit exceeded the Profit Overachievement Target in each quarter of 2010 and the actual quarterly bonus for each Named Executive Officer associated with the Profit Overachievement:

	Quarter 1	Quarter 2	Quarter 3	Quarter 4
Profit Overachievement	—	5.9%	—	—

	Actual Profit Overachievement Bonus
Named Executive Officer	Quarter 1 ($)	Quarter 2 ($)	Quarter 3 ($)	Quarter 4 ($)
Randall A. Lipps	—	7,155	—	—
Robin G. Seim	—	2,814	—	—
J. Christopher Drew	—	2,342	—	—
Marga Ortigas-Wedekind	—	3,166	—	—
Dan S. Johnston	—	2,602	—	—

        Backlog Overachievement.    The Company exceeded the year-end Backlog Threshold set by the Committee in 2010. Therefore, the Named Executive Officers received an additional bonus in the amount of 7.77% of their annual target bonus in 2010, as set forth in the table below:

2010 Actual Backlog Overachievement Bonus
Named Executive Officer	($)
Randall A. Lipps	42,200
Robin G. Seim	18,059
J. Christopher Drew	20,274
Marga Ortigas-Wedekind	17,162
Dan S. Johnston	16,099

        The following table sets forth, for each Named Executive Officer, the Incentive Target, earned incentive bonuses, the percentage of total Incentive Target earned and the total cash bonus earned (including Profit Overachievement and Backlog Overachievement) for 2010:

Named Executive Officer	2010 Incentive Target(1) ($)	Total Cash Bonus Earned for Achievement of Individual Targets(2) ($)	% of Total 2010 Incentive Target Earned(1)(3)	Total Cash Bonus Earned(4) ($)
Randall A. Lipps	543,125	467,775	86%	517,131
Robin G. Seim	232,425	207,990	89%	228,864
J. Christopher Drew	260,925	199,185	76%	221,801
Marga Ortigas-Wedekind	220,875	185,670	84%	206,511
Dan S. Johnston	207,200	187,810	91%	205,998

(1)
The 2010 Incentive Target for the first quarter of 2010 is based on the Named Executive Officers' salaries for 2009, following automatic reversion to 2008 levels on January 1, 2010 for each of Messrs. Lipps, Seim and Drew.

(2)
The cash bonus earned for achievement of Individual Targets does not take into account any amounts earned due to the Profit Overachievement or Backlog Overachievement.

(3)
The percentage of Total 2010 Incentive Target Earned does not take into account any amounts earned due to Profit Overachievement or Backlog Overachievement.

(4)
The total cash bonus earned includes the cash bonus earned from achievement of Individual Targets, the Profit Overachievement and the Backlog Overachievement.

  Equity Compensation.

        Overview.    Long-term equity-based compensation is intended to incentivize and retain our executive officers through the use of time-based vesting and tying our long-term financial performance to the executive officer's financial success. We believe that both time-based vesting and shared financial success are long-term incentives that motivate our executive officers to grow revenues and earnings, enhance stockholder value and align the interests of our stockholders and executives over the long-term. Equity-based compensation is awarded to our executive officers in the form of stock option grants and restricted stock units, both of which carry service-based vesting conditions.

        Upon commencement of employment, executives are awarded initial equity grants carrying a service-based vesting condition, with 25% of the shares generally vesting one year from the vesting commencement date and the remaining shares vesting in equal monthly installments over the following 36 months. On an annual basis, the Committee makes an assessment as to the size and type of additional equity awards, if any, to be given to each executive officer. Stock options are intended to provide the most substantial incentive to our executive officers to improve company performance and to positively affect stock value, while restricted stock units provide a reduction to earnings dilution and an element of long-term incentive that has greater retention value in a flat or down market. Annual awards generally vest over four years (with 25% of the shares vesting on the anniversary of the vesting commencement date and the remainder on a monthly basis thereafter) in the case of stock options, and semi-annually over 48 months in the case of restricted stock units. The size of the initial grant and the annual grants are determined by the Committee based upon factors including:

  •
  competitive equity compensation practices for comparable positions identified in the Pearl Meyer Report;

  •
  the executive's level of responsibility and duties;

  •
  comparison to grant levels of other executive officers;

  •
  individual executive officer performance;

  •
  corporate performance;

  •
  the executive's prior experience, experience within his or her specific job and breadth of knowledge; and

  •
  corporate objectives for share-based compensation charges and earnings dilution.

        On an annual basis, management and the Committee establish a maximum aggregate share-based compensation expense for the executive awards, taking into consideration anticipated share-based compensation expenses for equity grants to other employees. In determining equity compensation for the executive officers, the Committee reviews the equity compensation grants over a three-year period against a three-year rolling benchmark identified in the Pearl Meyer Report with an objective of making awards at the 50th percentile (on an option equivalent basis) of the three-year period. The Committee balances this percentile objective with its commitment to stay within management's share-based expense objective in finalizing the aggregate and individual awards. Beyond reviewing the three-year award totals, the Committee does not take into consideration an executive's aggregate equity holdings or equity carrying value in determining yearly long-term equity incentive awards.

        In addition to the factors discussed above, with respect to the size of the awards on a year over year basis, the Committee also takes into consideration the following factors when determining the size and mix of the equity grants:

  •
  the combined size of the awards over a three-year period;

  •
  the effect of the awards on dilution;

  •
  our total equity compensation costs relative to total expenses; and

  •
  competitive equity compensation practices for comparable positions identified in the Pearl Meyer Report.

        February 2010 Equity Awards.    In February 2010, the Committee granted equity awards to our executive officers taking into consideration, to the extent applicable, corporate performance and individual contributions in 2009. In 2010 the Committee set a ratio of approximately 50% restricted stock units and approximately 50% stock options for executive officers, as measured by the value of the award as prescribed by ASC Topic 718, as compared to a ratio of approximately 25% restricted stock units and approximately 75% stock options that were set by the Committee in 2009. This ratio of restricted stock units to stock options was set based on the potential share-based compensation expense and the targeted award size, as well as the retention and incentive aspects of each type of award. The Committee's primary reason for altering the weighting of the awards less heavily towards stock options from the February 2009 ratio was to place an increased emphasis on the retention value of restricted stock awards while continuing to maintain the incentive aspect of stock options. The Committee did review, assess and take into consideration competitive equity compensation practices for comparable positions identified in the Pearl Meyer Report. However, in light of the Committee's desire to maintain share-based compensation expense within the management's established objective, the Committee set a benchmark percentile between the 30th and 45th percentile (on an option equivalent basis) for the executive officers.

        The following table sets forth the equity-based awards granted by the Committee under the 2009 Equity Incentive Plan to our Named Executive Officers in February 2010:

Named Executive Officer	Number of Shares Underlying Option Award(1)	Number of Restricted Stock Units(2)
Randall A. Lipps	80,000	40,000
Robin G. Seim	30,000	15,000
J. Christopher Drew	15,000	7,500
Marga Ortigas-Wedekind	40,000	20,000
Dan S. Johnston	25,000	12,500

(1)
Stock options were granted pursuant to the 2009 Equity Incentive Plan. The exercise price of each of the stock option grants is equal to $12.48, which was the closing price of our common stock on the date of grant, February 3, 2010, as reported on The NASDAQ Global Market. The option vests as to 25% of the shares subject to the grant on the first anniversary of the vesting commencement date of the grant, January 1, 2010, with the remainder vesting in equal monthly installments over the following 36 months. Vesting is contingent upon continued service.

(2)
Restricted stock units were granted pursuant to the 2009 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest as to 1/8th of the shares in equal semi-annual installments over four years from the vesting commencement date of such grants, January 1, 2010. Vesting is contingent upon continued service.

        February 2011 Equity Awards.    In February 2011, the Committee decided to implement a significant change from past practices relating to executive equity grants by subjecting approximately 50% of the executive grants in 2011 to performance-based vesting in addition to time-based vesting. We believe that mixing performance-based vesting with time-based vesting better aligns the interest of our executives with our stockholders and supports our philosophy of rewarding the achievement of long-term financial success. As in past years when setting the level of grants, the Committee took into consideration, to the extent applicable, corporate performance and individual contributions in 2010. The Committee determined that approximately half of the traditional executive officer grants would be subject to time-based vesting and approximately half would be subject to performance-based vesting. Consistent with its determination in 2010 for time-based vesting, the Committee set a ratio of approximately 50% restricted stock units and approximately 50% stock options. The ratio of time-based and performance-based vesting and the ratio of restricted stock units to stock options (for time-based vesting awards) was set based on the potential equity compensation expense and the targeted award size, as well as the retention and incentive aspects of each type of award.

        The Committee determines the actual number of stock options and restricted stock units granted to our executive officers based on the ratios above and the value of the award components as prescribed by ASC Topic 718. Historically, the value of our restricted stock units have been approximately twice the value of our option shares. Therefore, the number of restricted stock units granted for each option share equivilent is approximately half of the number of option shares that would be granted. Based on the 2011 policy described above, where the Committee recommends granting 200 option share equivilents to an executive, the executive would be granted approximately 50 option shares and 25 restricted stock units subject to time-based vesting and approximately 50 restricted stock units subject to performance-based and time-based vesting. This is reflected in the table below setting forth our 2011 equity award grants.

        As with the 2010 grants, the Committee reviewed, assessed and took into consideration competitive equity compensation practices for comparable positions identified in the 2010 Pearl Meyer Report. This input, and the Committee's desire to maintain equity compensation expense within the management's established objective, resulted in the Committee setting a benchmark percentile for out total equity awards of between the 45th and 60th percentile as compared to the peer group in the 2010 Pearl Meyer Report.

        Performance-based restricted stock unit awards.    Vesting for the performance-based restricted stock unit awards is based on the percentile placement of our total stockholder return among the companies listed in the Index and time-based vesting. We calculate total stockholder return based on the one year annualized rates of return reflecting price change plus reinvestment of dividends. The stock price change is calculated based on the average closing prices of the applicable company's common stock for the 20 trading days ending on the last trading day of the year prior to the date of grant as compared to the average closing prices for the 20 trading days ended on the last trading day of the year of grant. The following table shows the percent of performance-based restricted stock units awards eligible for further time-based vesting based on our percentile placement:

Percentile Placement of Our Total Stockholder Return	Percentage of Performance-Based RSUs Awarded
Below the 35th percentile	0%
At least the 35th percentile, but below the 50th percentile	50%
At least the 50th percentile, but below the 65th percentile	100%
At least the 65th percentile, but below the 75th percentile	110% to 119%(1)
At or above the 75th percentile	120%

(1)
The actual percent of RSUs eligible for further time-based vesting is based on straight-line interpolation, where, for example, if the ranking is the 70th percentile, then the vesting percentage is 115%.

        After the last trading day of 2011, the Committee will determine the percentile rank of the Company's total stockholder return and the number of performance-based restricted stock unit awards eligible for further time-based vesting. The eligible performance-based restricted stock unit awards will vest as follows: 25% of the eligible awards will vest immediately on the date that the Committee formally certifies the achievement level as set forth in the preceding sentence, with the remaining eligible awards vesting in equal increments semi-annually over the subsequent three-year period beginning on June 15th and December 15th of the year after the date of grant and each subsequent year. Vesting is contingent upon continued service.

        The following table sets forth the equity awards granted by the Committee under the 2009 Equity Incentive Plan to our Named Executive Officers in February 2011:

Named Executive Officer	Number of Shares Underlying Option Award(1)	Number of Time-Based Restricted Stock Units(2)	Number of Performance-Based Restricted Stock Units(3)
Randall A. Lipps	36,400	18,180	36,360
Robin G. Seim	13,600	6,820	13,640
J. Christopher Drew	13,600	6,820	13,640
Marga Ortigas-Wedekind	13,600	6,820	13,640
Dan S. Johnston	11,400	5,680	11,360

(1)
Stock options were granted pursuant to the 2009 Equity Incentive Plan. The exercise price of each of the stock option grants is equal to $14.10, which was the closing price of our common stock on the date of grant, February 2, 2011, as reported on The NASDAQ Global Market. The option vests as to 25% of the shares subject to the grant on the first anniversary of the vesting commencement date of the grant, January 1, 2011, with the remainder vesting in equal monthly installments over the following 36 months. Vesting is contingent upon continued service.

(2)
Time-based vesting restricted stock units were granted pursuant to the 2009 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest as to 1/8th of the shares in equal semi-annual installments over four years from the vesting commencement date of such grants, January 1, 2011. Vesting is contingent upon continued service.

(3)
Performance-based restricted stock units were granted pursuant to the 2009 Equity Incentive Plan. The right to receive the shares underlying the unit grant vest according to the description set forth in "Performance-based restricted stock unit awards" above. The number of shares reflects 100% of the shares that would vest if the Company meets the full achievement metric without achieving the overachievment metric as described in "Performance-based restricted stock unit awards" above. If the full overachievement metric described in "Performance-based restricted stock unit awards" above were met, the following number of performance-based restricted stock units would be eligible for vesting upon reaching the full 120% overachievment metric (as rounded by the Committee): Mr. Lipps, 43,640, Mr. Seim, 16,360, Mr. Drew, 16,360, Ms. Ortigas-Wedekind, 16,360 and Mr. Johnston, 13,630.

Other Benefits

        Severance and Change of Control Benefits.    Our executive officers are entitled to certain severance and change of control benefits pursuant to our 2006 Executive Change of Control Benefit Plan and 2007 Severance Benefit Plan. The terms of the 2006 Executive Change of Control Benefit Plan and the 2007 Severance Benefit Plan are described in more detail below in the sections entitled "Severance and Change of Control Arrangements" and "Potential Payments Upon Termination or Change of Control."

        Other Benefits.    We believe that establishing a competitive benefit package consistent with companies with which we compete for employees is an important factor in attracting and retaining talented employees. Thus, we provide our executive officers with employee benefits on the same basis as offered to our full time non-executive employees, including health and dental insurance, supplemental life insurance, short- and long-term disability and a 401(k) plan.

        Perquisites.    The Committee believes that perquisites and other personal benefits should be modest and reasonable and consistent with our desire to enhance the executive's work effectiveness and to otherwise facilitate a balance of his or her personal and work requirement trade-offs. During 2010, the Company provided limited perquisites to our executive officers, including our Named Executive Officers, that are consistent with the Committee's philosophy. The perquisites provided by the Company to all executive officers in 2010 included an annual physical exam, tax and financial planning assistance and reimbursement for health club membership fees. In addition, the Company provided Mr. Lipps with a $5,000,000 life insurance policy and the right to bring his spouse on up to four business trips per year at the Company's expense. As in prior years, the executive officers were entitled to a tax gross up of the perquisites. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers. For 2011, the Committee decided to eliminate all perquisites and perquisite-related tax-gross-ups, in favor of providing executive officers with an annual perquisite allowance. We believe that a perquisite allowance allows us to maintain the competitiveness of our compensation package and, by not adding the allowance to salary, we do not increase our bonus payouts, cost of severance or other elements of pay. Beginning in 2011, we will provide each executive officer with an annual perquisite allowance of $6,000, or in the case of Mr. Lipps, an allowance of $40,000. The allowance may be used by the executive officer in his or her discretion for financial planning fees, health club memberships, or any other appropriate perquisite, and will not be grossed up for tax purposes.

        Tax and Accounting Implications.    Our equity-based compensation policies have been impacted by ASC Topic 718. We have selected a "modified prospective" transition method using the Black-Scholes-Merton option-price method for determining and recording the fair value of share-based award compensation costs. We estimate the fair value of our employee stock awards at the date of grant using certain subjective assumptions, such as expected volatility, based on the historical market price of our stock, and the expected term of the awards, based on our historical experience of employee stock option exercises including forfeitures. Our valuation assumptions used in estimating the fair value of employee share-based awards may change in future periods. We recognize the fair value of awards over the vesting period or the requisite service period. The Committee considers the financial effect of equity compensation awards in determining both the size and type of awards its grants to our executive officers.

        Our compensation policies are also impacted by Section 162(m) of the Code, which denies us a business expense deduction to the extent that compensation paid to any of the executive officers exceeds $1 million, unless the compensation qualifies as "performance-based." The Committee considers the deductibility of compensation under Section 162(m) when setting the Named Executive Officers' compensation. We believe that compensation paid in 2010 under our 1999 Equity Incentive Plan and 2009 Equity Incentive Plan to our Named Executive Officers, other than our Chief Executive Officer, is fully deductible for federal income tax purposes. However, the Committee retains discretion to approve compensation that will not meet the requirements of Section 162(m) in order to ensure competitive levels of total compensation for executive officers. The Committee will continue to evaluate the advisability and practicality of qualifying its executive compensation for such tax deductibility.

Compensation Committee Report(1)

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis ("CD&A") contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into the Company's Annual Report on Form 10-K for the year ended December 31, 2010.

COMPENSATION COMMITTEE
Randy D. Lindholm, Chair Gary S. Petersmeyer Donald C. Wegmiller

(1)
The material in this report is not "soliciting material," is furnished to, but not deemed "filed" with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, other than the Company's Annual Report on Form 10-K, where it shall be deemed to be "furnished," whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SUMMARY COMPENSATION TABLE

        The following table shows for the fiscal years ended December 31, 2010, 2009 and 2008 compensation awarded to or paid to, or earned by the Named Executive Officers:

SUMMARY COMPENSATION TABLE

Named Executive Officer	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Randall A. Lipps	2010	456,500	474,352	499,200	517,131(3)	40,868(4)	1,988,051
Chairman, President and	2009	407,000	193,538	639,171	446,798	30,509(5)	1,717,016
Chief Executive Officer	2008	431,750	448,750	433,010	151,800	13,019(6)	1,465,310
Robin G. Seim	2010	261,750	177,882	187,200	228,864(3)	—	855,696
Chief Financial Officer and	2009	233,100	82,378	272,057	193,873	—	781,408
Vice President Finance,	2008	249,500	157,063	151,554	87,318	—	645,435
Administration and Manufacturing
J. Christopher Drew	2010	294,000	88,941	93,600	221,801(3)	—	698,342
Senior Vice President,	2009	273,300	82,378	272,057	249,424	—	877,159
Field Operations	2008	294,000	201,938	194,855	82,412	—	773,205
Marga Ortigas-Wedekind	2010	258,750	237,176	249,600	206,511(3)	—	952,037
Vice President, Marketing	2009	233,692	31,920	262,224	191,660	—	719,496
and Product Development
Dan S. Johnston	2010	243,500	148,235	156,000	205,998(3)	—	753,733
Vice President and	2009	239,000	46,155	152,418	174,590	—	612,163
General Counsel	2008	235,500	112,188	108,253	80,304	—	536,245

(1)
The dollar amounts represent the grant date fair values of options and stock awards calculated in accordance with ASC Topic 718 using the Black-Scholes-Merton model and the assumptions outlined in the Notes to Omnicell's consolidated financial statements included in its Annual Report on Form 10-K for the years ended December 31, 2010, 2009 and 2008.

(2)
This column sets forth the actual cash bonus award earned for the years ended December 31, 2010, 2009 and 2008 for each Named Executive Officer.

(3)
The 2010 target amount of each Named Executive Officer's annual cash bonus award for the year ended December 31, 2010 under the 2010 Bonus Plan is set forth in the "Grants of Plan-Based Awards in Fiscal 2010" table below. The amounts set forth represent additional compensation earned by the Named Executive Officers for the year ended December 31, 2010. Pursuant to the terms of the 2010 Bonus Plan, such amounts were earned in 2010, but portions were paid in 2011. For more information regarding the 2010 Bonus Plan and the performance-based cash bonus awards granted thereunder, please see the sections of the Compensation Discussion and Analysis titled "Elements of Compensation and 2010 Determinations—Cash Compensation—Performance-Based Bonus" and "Elements of Compensation and 2010 Determinations—Cash Compensation—2010 Targets and Bonus Determinations."

(4)
Consists of the following amounts paid by Omnicell in 2010: $18,327 for personal travel expense/airfare for Mr. Lipps' spouse, $1,748 for personal financial or tax advice and $20,793 in life insurance premiums.

(5)
Consists of the following amounts paid by Omnicell in 2009: $4,824 for personal financial or tax advice, $24,806 in life insurance premium and $879 for airline club membership.

(6)
Consists of the following amounts paid by Omnicell in 2008: $4,571 for personal travel expense/airfare for Mr. Lipps' spouse, $2,665 for personal financial or tax advice, $4,033 in life insurance premium, $700 for airline club membership and $1,050 for gym membership.

GRANTS OF PLAN-BASED AWARDS

        The following table shows for the fiscal year ended December 31, 2010, certain information regarding grants of plan-based awards to the Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010

Named Executive Officer	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target(1)(2) ($)	All Other Stock Awards: Number of Units of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Randall A. Lipps	—	543,125	—		—		—	—
	02/03/2010	—	40,000	(4)	—		—	499,200
	02/03/2010	—	—		80,000	(5)	12.48	474,352
Robin G. Seim	—	232,425	—		—		—	—
	02/03/2010	—	15,000	(4)	—		—	187,200
	02/03/2010	—	—		30,000	(5)	12.48	177,882
J. Christopher Drew	—	260,925	—		—		—	—
	02/03/2010	—	7,500	(4)	—		—	93,600
	02/03/2010	—	—		15,000	(5)	12.48	88,941
Marga Ortigas-Wedekind	—	220,875	—		—		—	—
	02/03/2010	—	20,000	(4)	—		—	249,600
	02/03/2010	—	—		40,000	(5)	12.48	237,176
Dan S. Johnston	—	207,200	—		—		—	—
	02/03/2010	—	12,500	(4)	—		—	156,000
	02/03/2010	—	—		25,000	(5)	12.48	148,235

(1)
This column sets forth the target amount of each Named Executive Officer's annual cash bonus award for the year ended December 31, 2010 under the 2010 Bonus Plan. The actual cash bonus award earned for the year ended December 31, 2010 for each Named Executive Officer is set forth in the Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the Named Executive Officers for the year ended December 31, 2010. For more information regarding the 2010 Bonus Plan and the performance-based cash bonus awards granted thereunder, please see "—Elements of Executive Compensation—Performance-Based Bonus." Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
Under Omnicell's bonus plans, if the Company does not achieve its Corporate Targets the Named Executive Officers are not entitled to a cash bonus award. In addition, there is no specific maximum possible payout under the bonus plans and each Named Executive Officer is entitled to a payout equal to the percentage by which actual profit exceeds the Profit Overachievement Target for the quarter. For more information regarding Omnicell's bonus plans and the performance-based cash bonus awards granted thereunder, please see "—Elements of Executive Compensation—Performance-Based Bonus."

(3)
The dollar amounts in this column represent the grant date fair value calculated in accordance with ASC Topic 718 using the Black-Scholes-Merton model and the assumptions outlined in Note 16 of Omnicell's consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010.

(4)
Stock awards were granted pursuant to Omnicell's 2009 Equity Incentive Plan. The shares subject to the award vest semi-annually over 48 months. Vesting is contingent upon continued service.

(5)
Stock options were granted pursuant to Omnicell's 2009 Equity Incentive Plan. The shares subject to the option vest as to 25% of the shares one year following the vesting commencement date and 1/48th of the shares in equal monthly installments over the following 36 months. Vesting is contingent upon continued service.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

        Employment Agreements.    Each of our executive officers is an "at-will employee." The following Named Executive Officers have entered into written employment agreements with us:

        Robin G. Seim, Chief Financial Officer and Vice President, Finance, Administration, and Manufacturing.     Mr. Seim entered into an employment agreement with Omnicell dated November 28, 2005, and amended December 2010. The primary elements covered in Mr. Seim's employment agreement include: an initial monthly salary of $18,333.34, an annual equivalent of $220,000; a stock option grant to purchase up to 190,000 shares of Omnicell common stock, 1/4th of the shares subject to the award vesting on the one year anniversary of the vesting commencement date and 1/48th of the shares vesting monthly thereafter over the next three years; eligibility to participate in the quarterly executive bonus plan; and inclusion in the executive change of control plan. Mr. Seim's employment agreement also provides for certain severance benefits as described under the section titled "Severance and Change of Control Arrangements."

        Marga Ortigas-Wedekind, Vice President, Global Marketing and Product Development.    Ms. Ortigas-Wedekind entered into an employment agreement with Omnicell dated January 12, 2009, and amended December 2010. The primary elements covered in Ms. Ortigas-Wedekind's employment agreement include: an initial monthly salary of $20,000, an annual equivalent of $240,000; a stock option grant to purchase up to 60,000 shares of Omnicell common stock, 1/4th of the shares subject to the award vesting on the one year anniversary of the vesting commencement date and 1/48th of the shares vesting monthly thereafter over the next three years; eligibility to participate in the quarterly executive bonus plan; and inclusion in the executive change of control plan.

        Dan S. Johnston, Vice President and General Counsel.    Mr. Johnston entered into an employment agreement with Omnicell dated November 6, 2003, and amended December 2010. The primary elements covered in Mr. Johnston's employment agreement include: an initial monthly salary of $16,666.67, an annual equivalent of $200,000; a $10,000 sign-on bonus; a stock option grant to purchase up to 100,000 shares of Omnicell common stock, 1/4th of the shares subject to the award vesting on the one year anniversary of the vesting commencement date and 1/48th of the shares vesting monthly thereafter over the next three years; a quarterly stock option grant of 10,000 shares of Omnicell common stock, vesting immediately upon achievement of certain milestones or 100% six (6) years after the vesting commencement date; and inclusion in the executive change of control plan. Mr. Johnston's employment agreement also provides for certain severance benefits as described under the section titled "Severance and Change of Control Arrangements."

        We do not have employment agreements with Randall A. Lipps, President and Chief Executive Officer, or J. Christopher Drew, Senior Vice President, Field Operations. Please see the Compensation Discussion and Analysis above for more information regarding the elements of our compensation program and arrangements for our Named Executive Officers.

        Quarterly Cash Bonus Awards.    The 2010 Bonus Plan provided for quarterly cash bonus awards to reward executive officers for performance in the prior fiscal quarter. For more information regarding Omnicell's 2010 Bonus Plan, please see the sections of the Compensation Discussion and Analysis titled "Elements of Compensation and 2010 Determinations—Cash Compensation—Performance-Based Bonus" and "Elements of Compensation and 2010 Determinations—Cash Compensation—2010 Targets and Bonus."

        Equity Compensation Awards.    Consistent with its practices for awarding stock options described in the Compensation Discussion and Analysis above, the Committee approved equity compensation awards in the form of stock options and restricted stock units to each of the Named Executive Officers in February 2010 and February 2011. For more information regarding our equity compensation awards, please see the section of the Compensation Discussion and Analysis titled "Elements of Compensation and 2010 Determinations—Equity Compensation." In addition, the Named Executive Officers' equity compensation awards may, under certain circumstances, be subject to accelerated vesting in the event of a change of control. For more information regarding the accelerated vesting provisions and treatment of the equity compensation awards in the event of a change of control, see the sections titled "Severance and Change of Control Arrangements" and "Potential Payments Upon Termination or Change of Control" below.

        Other Benefits.    For a description of the other elements of our executive compensation program, see the section "Other Benefits" in the Compensation Discussion and Analysis above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

        The following table shows for the fiscal year ended December 31, 2010, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Option Awards				Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)
Randall A. Lipps	5,353(1)	0	5.60	09/21/2011	6,250(5)	90,313(7)
	67,042(1)	0	5.15	05/02/2012	12,188(5)	176,117(7)
	11,274(1)	0	3.03	12/20/2012	30,000(6)	433,500(7)
	200,000(1)	0	10.75	12/01/2014
	150,000(1)	0	10.58	12/07/2015
	137,083(2)	2,917(2)	20.95	02/07/2017
	36,458(3)	13,542(3)	17.95	02/06/2018
	70,077(3)	76,173(3)	7.94	02/04/2019
	0(4)	80,000(4)	12.48	02/03/2020
Robin G. Seim	81,733(1)	0(1)	11.58	02/01/2016	2,188(5)	31,617(7)
	39,166(2)	834(2)	20.95	02/07/2017	5,188(5)	74,967(7)
	12,760(3)	4,740(3)	17.95	02/06/2018	11,250(6)	162,563(7)
	29,827(3)	32,423(3)	7.94	02/04/2019
	0(4)	30,000(4)	12.48	02/03/2020
J. Christopher Drew	5,000(1)	0	7.20	05/08/2011	2,813(5)	40,648 7)
	2,500(1)	0	5.60	09/21/2011	5,188(5)	74,967(7)
	8,789(1)	0	5.15	05/02/2012	5,625(6)	81,281(7)
	25,446(1)	0	5.20	04/18/2013
	2,000(1)	0	7.00	05/21/2013
	50,000(1)	0	10.00	07/02/2013
	100,000(1)	0	10.75	12/01/2014
	50,000(1)	0	10.41	01/05/2015
	100,000(1)	0	10.58	12/07/2015
	48,958(2)	1,042(2)	20.95	02/07/2017
	16,406(3)	6,094 3)	17.95	02/06/2018
	29,827(3)	32,423(3)	7.94	02/04/2019
	0(4)	15,000(4)	12.48	02/03/2020
Marga Ortigas-Wedekind	8,650(3)	31,250(3)	7.94	02/04/2019	1,875(6)	27,094(7)
	0(4)	40,000(4)	12.48	02/03/2020	15,000(6)	216,750(7)
Dan S. Johnston	94,669(1)	0	13.16	12/04/2013	1,563(5)	22,585(7)
	1,667(1)	0	10.75	12/01/2014	2,907(5)	42,006(7)
	8,750(1)	0	11.58	02/01/2016	9,375(6)	135,469(7)
	29,375(2)	625(2)	20.95	02/07/2017
	9,114(3)	3,386(3)	17.95	02/06/2018
	16,710(3)	18,165(3)	7.94	02/04/2019
	0(4)	25,000(4)	12.48	02/03/2020

(1)
Stock options were granted pursuant to Omnicell's 1992 Incentive Stock Plan, 1995 Management Stock Option Plan, 1999 Equity Incentive Plan or 2003 Equity Incentive Plan. The shares are fully vested.

(2)
Stock options were granted pursuant to Omnicell's 1999 Equity Incentive Plan. The shares subject to the option vest as to 1/48th of the shares in equal monthly installments over 48 months. Vesting is contingent upon continued service.

(3)
Stock options were granted pursuant to Omnicell's 1999 Equity Incentive Plan. The shares subject to the option vest as to 25% of the shares one year from the vesting commencement date and 1/48th of the shares vest in equal monthly installments over the following 36 months. Vesting is contingent upon continued service.

(4)
Stock options were granted pursuant to Omnicell's 2009 Equity Incentive Plan. The shares subject to the option vest as to 25% of the shares one year from the vesting commencement date and 1/48th of the shares vest in equal monthly installments over the following 36 months. Vesting is contingent upon continued service.

(5)
Stock awards were granted pursuant to Omnicell's 1999 Equity Incentive Plan. The shares subject to the award vest semi-annually over 48 months. Vesting is contingent upon continued service.

(6)
Stock awards were granted pursuant to Omnicell's 2009 Equity Incentive Plan. The shares subject to the award vest semi-annually over 48 months. Vesting is contingent upon continued service.

(7)
The dollar amount is calculated based upon $14.45 per share, the closing price of Omnicell's stock on December 31, 2010.

OPTION EXERCISES AND STOCK VESTED

        The following table shows certain information regarding option exercises and stock vested during the fiscal year ended December 31, 2010 with respect to the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2010

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Randall A. Lipps	22,669	43,166
	2,515	4,791
	20,734	139,992
	8,951	17,471
	9,615	31,826
	7,221	63,473
	2,676	22,318
	315	3,437
	1,160	10,196
	7,221	65,046
	2,676	22,901
	315	3,505
	1,160	10,449
	7,221	53,074
	2,676	18,464
	315	2,983
	1,160	8,526
	7,221	53,680
	2,676	18,689
	315	3,009
	1,160	8,623
	7,221	57,262
	2,676	20,016
	315	3,166
	1,160	9,199
	7,221	57,542
	2,676	20,120
	315	3,178
	1,160	9,244
			3,047	39,702
			5,000	65,150
			3,125	40,719
			3,125	36,531
			3,125	44,375
			3,047	43,267
			5,000	71,000
			3,125	45,156
Robin G. Seim			1,875	24,431
			1,297	16,900
			1,093	14,242
			1,250	14,613
			1,297	18,417
			1,875	26,625
			1,094	15,535
			1,250	18,063

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
J. Christopher Drew	2,500	5,500
	529	1,598
	1,971	5,790
			937	12,209
			1,297	16,900
			1,406	18,320
			1,875	21,919
			938	13,320
			1,406	19,965
			1,297	18,417
			1,875	27,094
Marga Ortigas-Wedekind	7,500	34,200
	7,500	34,200
	750	3,420
	750	3,420
	750	3,683
	750	4,178
	750	4,478
	150	1,059
	150	1,059
	150	1,059
	150	1,059
	750	5,235
			375	5,591
			2,500	32,575
			375	4,886
			375	5,325
			2,500	35,500
Dan S. Johnston			1,562	20,353
			726	9,460
			781	10,176
			937	10,954
			727	10,323
			1,563	22,195
			781	11,090
			938	13,554

(1)
The value realized on exercise is equal to the difference between the fair market value of Omnicell common stock at exercise and the option's exercise price, multiplied by the number of shares for which the option was exercised.

(2)
The value realized on vesting is equal to the closing price of Omnicell common stock on the vesting date, multiplied by the number of shares that vested.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

        We believe an important part of our executive compensation package and a factor in attracting and retaining talented executives is the severance and change of control benefits we provide to our executives. In 2006, we adopted the Executive Change of Control Benefit Plan and, in 2007, we adopted a Severance Benefit Plan. In addition, certain of our Named Executive Officers have individual severance and change of control agreements with the Company.

  2006 Executive Change of Control Benefit Plan

        Our executive officers have been provided certain severance and change in control benefits pursuant to our 2006 Executive Change of Control Benefit Plan (the "2006 Change of Control Plan"). The 2006 Change of Control Plan provides that, in the event of (i) a change of control of Omnicell (as defined in the 2006 Change of Control Plan), and (ii) termination without cause or constructive termination of an officer's employment with Omnicell (as defined in the 2006 Change of Control Plan) or its successor within 12 months of such change of control, such officer shall be entitled to receive (a) severance pay, in a lump sum, equivalent to 12 months salary at such officer's base rate of pay in effect immediately prior to such termination and (b) full acceleration of any outstanding unvested stock options granted to such officer, provided, in each case, that such officer executes Omnicell's standard waiver and release agreement.

  2007 Severance Benefit Plan

        In January 2007, the Compensation Committee adopted the Severance Benefit Plan, as amended in May 2007 (the "2007 Severance Plan") that applies to full time regular employees of Omnicell, including our named executive officers. The 2007 Severance Plan provides for the payment of certain benefits to an employee if (i) an employee's employment with us is involuntarily terminated by us without Cause (as such term is defined in the 2007 Severance Plan), or (ii) an employee's employment with us is terminated as a result of a reduction in force, or (iii) an employee is selected by the Plan Administrator (as such term is defined in the 2007 Severance Plan) in its sole discretion to receive the benefits set forth in the Plan in the event of the employee's termination. Employees that fit within one of the categories described above are considered "Eligible Employees" (as defined in more detail in the 2007 Severance Plan). Any executive who has executed an individually negotiated employment contract or agreement with us relating to severance benefits that is in effect on his or her termination must choose whether they wish to receive severance benefits under their individually negotiated employment contract or the 2007 Severance Plan. If they opt to receive severance benefits under their individually negotiated employment contracts, participation in the 2007 Severance Plan is superseded.

        Cash Severance Benefit—Our Executive Officers who are considered Eligible Employees under the plan are entitled to receive a cash severance benefit in a lump sum equal to 12 months of Base Salary (as such term is defined in the 2007 Severance Plan) and an additional two months of Base Salary for each five years of service to Omnicell.

        Continued Group Health Plan Benefits—In the event the Eligible Employee timely elects continued coverage of a health, dental or vision plan sponsored by us under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), we will reimburse the Eligible Employee for the same portion of the Eligible Employee's premiums for COBRA continuation coverage (including coverage for the Eligible Employee's eligible dependents) that we paid for the Eligible Employee's active employee coverage under our group health plans, for an equal number of months as the cash severance benefit described above.

        Outplacement Assistance—Eligible Employees shall be entitled to outplacement assistance, the scope of which shall be determined by the Company in our sole discretion.

        We may, in our sole discretion, provide benefits in addition to those benefits set forth in the 2007 Severance Plan. In addition, we, in our sole discretion, have the authority to reduce an Eligible Employee's severance benefits, in whole or in part.

  Executive Severance Arrangements

        Robin G. Seim.    Pursuant to his employment agreement with us dated November 28, 2005, and amended December 2010 (the "Seim Agreement"), upon an Acquisition of the Company (as defined in the Seim Agreement) and either: (i) a termination without Cause (as defined in the Seim Agreement), (ii) the material reduction in responsibilities without Cause and Mr. Seim has a separation of service from the Company or (iii) the change in principal location of his responsibilities outside of Santa Clara, San Francisco or San Mateo counties and Mr. Seim has a separation of service from the Company, Mr. Seim will receive 12 months salary at his base rate of pay in effect immediately prior to the occurrence described above. In addition, the unvested portion of each stock option granted to Mr. Seim under our equity incentive plans shall accelerate and immediately become fully-vested and exercisable. The foregoing terms are equivalent to the terms offered to each executive officer pursuant to the 2006 Change of Control Plan described above. In the event Mr. Seim's employment is terminated by Omnicell without Cause, Mr. Seim will be entitled to receive a one-time payment equal to six months' salary calculated at his base rate of pay in effect immediately prior to termination.

        Dan S. Johnston.    Pursuant to his employment agreement with us dated October 13, 2003, and amended December 2010 (the "Johnston Agreement"), upon an Acquisition of the Company (as defined in the Johnston Agreement) and either (i) a termination without Cause (as defined in the Johnston Agreement), (ii) the material reduction in responsibilities without Cause and Mr. Johnston has a separation of service from the Company or (iii) the change in principal location of his responsibilities outside of Santa Clara, San Francisco or San Mateo counties and Mr. Johnston has a separation of service from the Company, Mr. Johnston will receive 12 months salary at his base rate of pay in effect immediately prior to the occurrence described above. The foregoing terms set forth in the change of control portion of his employment agreement have been superseded by the terms offered to each executive officer pursuant to the 2006 Change of Control Plan described above. In the event Mr. Johnston's employment is terminated by Omnicell without Cause, Mr. Johnston will be entitled to receive a one-time payment equal to 12 months salary calculated at his base rate of pay in effect immediately prior to termination.

Potential Payments Upon Termination or Change of Control

        The amount of compensation and benefits payable to each Named Executive Officer in various termination situations has been estimated in the table below, which describes the potential payments and benefits upon employment termination for each executive as if his or her employment had terminated as of December 31, 2010, the last business day of Omnicell's fiscal year. See "—Severance and Change of Control Arrangements" above for a description of the compensation and benefits payable to the Named Executive Officers in certain termination situations. The actual amount of compensation and benefits payable in any termination event can only be determined at the time of the termination of the Named Executive Officer's employment with us.

	No Change in Control Involuntary Termination without Cause or qualified as "Eligible Employee"				Change in Control Involuntary Termination without Cause or constructive termination
Named Executive Officer	Base Salary ($)	Stock Option Vesting Acceleration ($)	COBRA Premiums ($)	Total ($)	Base Salary(1) ($)	Stock Option Vesting Acceleration(2) ($)	COBRA Premiums ($)	Total ($)
Randall A. Lipps	693,000(3)	—	33,342(3)	726,342	462,000	653,486	—	1,115,486
Robin G. Seim	265,000(4)	—	18,443	283,443	265,000	270,174	—	535,174
J. Christopher Drew	441,000(3)	—	33,342(3)	474,342	294,000	240,624	—	534,624
Marga Ortigas-Wedekind	265,000	—	22,228	287,228	265,000	282,238	—	547,238
Dan S. Johnston	285,833(4)(5)	—	25,933(5)	311,766	245,000	167,504	—	415,504

(1)
Pursuant to the terms of the 2006 Change of Control Benefit Plan, Omnicell's executive officers receive severance pay equivalent to 12 months salary at such officer's base rate of pay in effect immediately prior to such termination.

(2)
Pursuant to the terms of the 2006 Change of Control Benefit Plan, Omnicell's executive officers receive full acceleration of any outstanding unvested stock options granted to such executive officer. The dollar amounts in this column represents the difference in the closing price of Omnicell common stock on December 31, 2010 ($14.45) with respect to the outstanding unvested option shares as of December 31, 2010, minus the exercise price of the outstanding unvested option shares.

(3)
Pursuant to the terms of the 2007 Severance Plan, in addition to the 12 months salary and COBRA premium reimbursement as severance, Mr. Lipps and Mr. Drew would each receive an additional six months of salary and COBRA reimbursement due to their tenure with us.

(4)
Pursuant to the terms of the 2007 Severance Plan, Mr. Seim and Mr. Johnston may opt to take severance under the 2007 Severance Plan or under their respective employment agreements, but not both. Because the terms of the 2007 Severance Plan are generally more advantageous than those in their individual employment agreements, the above numbers reflect Mr. Seim and Mr. Johnston opting to take severance under the 2007 Severance Plan.

(5)
Pursuant to the terms of the 2007 Severance Plan, in addition to the 12 months salary and COBRA premium reimbursement as severance, Mr. Johnston would receive an additional two months of salary and COBRA premium reimbursement due to his tenure with us.

RISK ANALYSIS OF OUR COMPENSATION PLANS

        The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of our compensation policies and programs encourage our employees to remain focused on both the short-and long-term goals of the Company. For example, while our cash bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking. The Committee believes that the balance of long-term equity incentive, short-term cash incentive bonus and base salary appropriately balances both the short and long term performance goals of the Company without encouraging excessive risk related behavior. While the Committee regularly evaluates its compensation programs, the Committee believes that its current balance of incentives both adequately compensates its employees and does not promote excessive risk taking.

DIRECTOR COMPENSATION

        We believe it is essential for our long-term success to attract highly talented candidates for our Board. Commensurate with this philosophy, the Board compensates its non-employee directors primarily with long-term equity-based compensation and also provides each with a cash fee on a quarterly basis. In connection with the Compensation Committee's annual assessment of executive compensation, in February 2010, the Board authorized the Committee to engage Pearl Meyer to assist in reviewing the compensation of our non-employee directors, including providing the Board with an updated report and benchmarking analysis of our non-employee director compensation relative to the peer companies identified in the Pearl Meyer Report. As part of its engagement, Pearl Meyer provided the Committee with a report summarizing the benchmarking analysis (the "Pearl Meyer Director Compensation Report").

        After review and discussion of the Pearl Meyer Director Compensation Report, and upon recommendation by the Committee, the Board determined that the annual equity compensation for Board service was slightly higher than the targeted 75th percentile and the compensation paid to most of the committee chairs and committee members was lower than the targeted percentile and revised the compensation arrangement for non-employee directors in 2009 (the "Non-Employee Director Compensation Plan") to make the levels of total compensation and individual compensation more consistent with the compensation being received by non-employee directors in the peer group.

        After review and discussion on February 2, 2010, the Committee recommended, and the Board approved maintaining Board of Director compensation at 2010 levels for 2011.

  •
  Each non-employee member of the Board shall continue to receive cash compensation in the amount of $10,000 per quarter at the time of each quarterly Board meeting and are eligible for reimbursement for expenses incurred in attending Board and Committee meetings.

  •
  The Initial Option Grants was changed to a restricted stock award valued at $150,000 as of the date of grant (the "Initial Restricted Stock Award"). The Initial Restricted Stock Award will vest as to 1/3rd of the shares on each anniversary of the date of grant.

  •
  Non-employee directors will no longer receive an annual stock option grant.

  •
  The annual restricted stock grant will be valued at $95,000 as of the date of grant. The Annual Restricted Stock Grant is granted at the time of the annual meeting of stockholders following the first anniversary of the Initial Option Grant and each year thereafter. The Annual Restricted Stock Grant shall vest in full on the date of the following annual meeting, so long as the recipient remains a director until such date.

  •
  The Chairperson of the Audit Committee will continue to be granted a restricted stock grant valued at $40,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the director continues to serve in such capacity.

  •
  Each non-chair member of the Audit Committee will be granted a restricted stock grant valued at $20,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the as the recipient remains a director until such date.

  •
  The Chairperson of the Corporate Governance Committee will be granted a restricted stock grant valued at $23,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the director continues to serve in such capacity.

  •
  Each non-chair member of the Corporate Governance Committee will be granted each year at the time of our annual meeting of stockholders a restricted stock grant valued at $15,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the as the recipient remains a director until such date.

  •
  The Chairperson of the Compensation Committee will be granted a restricted stock grant valued at $28,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the director continues to serve in such capacity.

  •
  Each non-chair member of the Compensation Committee will be granted each year at the time of our annual meeting of stockholders a restricted stock grant valued at $20,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the recipient remains a director until such date.

  •
  The Independent Lead Director will continue to be granted each year at the time of our annual meeting of stockholders a restricted stock grant valued at $35,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the recipient remains a director until such date.

        The table below summarizes, for the fiscal year ended December 31, 2010, certain information with respect to the compensation of all non-employee directors of Omnicell. Mr. Lipps, our current Chairman and Chief Executive Officer, did not receive compensation for serving on the Board.

DIRECTOR COMPENSATION FOR FISCAL 2010

Director	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(4)	Total ($)
Mary E. Foley	40,000	109,980	—	149,980
James T. Judson	40,000	114,989	—	154,989
Randy D. Lindholm	40,000	122,980	—	162,980
Gary S. Petersmeyer	40,000	142,255(3)	—	182,255
Donald C. Wegmiller	40,000	149,988	—	189,988
Sara J. White	40,000	137,982	—	177,982
Joseph E. Whitters	40,000	134,987	—	174,987
William H. Younger, Jr.	40,000	109,980	—	149,980

(1)
The dollar amounts in this column represent the grant date fair value of stock awards calculated in accordance with ASC Topic 718 using the Black-Scholes-Merton model and the assumptions outlined in Note 16 of Omnicell's consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 11, 2011.

(2)
The aggregate number of shares subject to outstanding stock awards granted in 2010 for each of the directors listed in the table above was as follows: Ms. Foley, 8,519; Mr. Judson, 8,907; Mr. Lindholm, 9,526; Mr. Petersmeyer, 11,029; Mr. Wegmiller, 11,618; Ms. White, 10,688; Mr. Whitters, 10,456 and Mr. Younger, 8,519.

(3)
The Committee (with Mr. Petersmeyer recusing himself) determined that Mr. Petersmeyer should receive a stock award as compensation for the period January 4, 2010 through May 25, 2010. This additional stock award was given due to the fact that Mr. Petersmeyer began his director term on a date that did not correspond with the annual schedule of the Board and when grants to new directors are customarily made. The stock award was in the amount of 2,122 shares and was fully vested upon grant.

(4)
No options were granted to the individuals in the table in 2010, however, the aggregate number of shares subject to outstanding stock options held by each of the directors listed in the table above as of December 31, 2010 was as follows: Ms. Foley, 42,841; Mr. Judson, 150,841; Mr. Lindholm, 49,661; Mr. Petersmeyer, 25,000; Mr. Wegmiller, 137,924; Ms. White, 77,841; Mr. Whitters, 85,841 and Mr. Younger, 53,341.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides certain information as of December 31, 2010 regarding our 1997 Employee Stock Purchase Plan, 1999 Equity Incentive Plan and 2009 Equity Incentive Plan, each of which has been approved by our stockholders, as well as our 2003 Equity Incentive Plan, which was not approved by our stockholders:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,774,822(1)	12.97	5,829,968(2)
Equity compensation plans not approved by security holders	273,059(3)	11.07	0
Total	5,047,881	12.86	5,829,968

(1)
Includes 3,753,535 shares subject to outstanding awards pursuant to our 1999 Equity Incentive Plan and 1,021,287 shares subject to outstanding awards pursuant to the 2009 Equity Incentive Plan. Since the stockholder's adoption of our 2009 Equity Incentive Plan in May 2009, no further awards have been or will be granted pursuant to the 1999 Equity Incentive Plan and any outstanding stock awards from the the 1999 Equity Incentive Plan that are forfeited or cancelled will be returned to the 2009 Equity Incentive Plan.

(2)
Includes 2,372,525 shares available for purchase pursuant to the 1997 Employee Stock Purchase Plan.

(3)
Represents outstanding awards pursuant to 2003 Equity Incentive Plan. Since the stockholder's adoption of our 2009 Equity Incentive Plan, no further awards have been or will be granted pursuant to the 2003 Equity Incentive Plan and any outstanding awards from the such 2003 Equity Incentive Plan that are forfeited or cancelled have been or will be returned to the 2009 Equity Incentive Plan.

2003 Equity Incentive Plan

        In April 2003, Omnicell's Board adopted the 2003 Equity Incentive Plan (the "2003 Plan"). A total of 500,000 shares of common stock were initially reserved for issuance under the 2003 Plan and Omnicell currently has options outstanding to purchase 273,059 shares under the 2003 Plan. No shares remain available for issuance under the 2003 Plan and no further awards will be granted pursuant to the 2003 Plan. The 2003 Plan provided for the issuance of non-qualified options, stock bonuses and rights to acquire restricted stock to our employees, directors and consultants. Options granted under the 2003 Plan must have an exercise price of not less than 70% of the fair market value of the stock on the date of grant and generally become exercisable over periods of up to four years, generally with one-fourth of the shares vesting one year from the vesting commencement date with respect to initial grants, and the remaining shares vesting in 36 equal monthly installments thereafter. Options under the 2003 Plan generally expire ten years from the date of grant.

        If Omnicell sells, leases or disposes of all or substantially all of its assets, or is acquired pursuant to a merger or consolidation, then the surviving entity may assume or substitute all outstanding awards under the 2003 Plan. If the surviving entity does not assume or substitute these awards, then generally the vesting and exercisability of the stock awards will accelerate.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Practices

        Our executive officers and directors are only permitted to enter into a material transaction or agreement with the Company with the prior consent of the Corporate Governance Committee of the Board. In approving or rejecting the proposed transaction or agreement, the Corporate Governance Committee considers the relevant facts and circumstances available, including, but not limited to the risks, the costs and the benefits to Omnicell, the terms of the transaction or agreement, the availability of other sources for comparable services or products, and, if applicable, the impact on a director's independence. The Corporate Governance Committee approves only those transactions or agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as the Corporate Governance Committee determines in the good faith exercise of its discretion. The Corporate Governance Committee has adopted a written Related-Person Transaction Policy that can be found in the "Corporate Governance" section on Omnicell's corporate website at www.omnicell.com, under "Investor Relations."

        We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that the Company will indemnify the officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Omnicell, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. Other than with respect to the entry into indemnity agreements and compensation related arrangements, there have been no transactions since January 1, 2010, and there are no currently proposed transactions, in which Omnicell was or is a participant and the amount involved exceeds $120,000, in which any related person had or will have a direct or indirect material interest.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Omnicell stockholders will be "householding" our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate set of Annual Meeting materials, please (1) notify your broker, (2) direct your written request to Investor Relations, Omnicell, Inc., 1201 Charleston Road, Mountain View, California 94043 or (3) contact Omnicell's Investor Relations department at (650) 251-6437. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request "householding" of their communications should contact their brokers.

 OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ DAN S. JOHNSTON
Dan S. Johnston Corporate Secretary

April 15, 2011

A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2010 is available without charge upon written request to: Omnicell, Inc., Attn: Corporate Secretary, 1201 Charleston Road, Mountain View, California 94043.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01BFCB 1 U P X +  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name appears on share certificate. When shares are registered jointly, all owners must sign. Corporate owners should sign full corporate name by an authorized person. Executors, administrators, trustees or guardians should indicate their status when signing. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal No. 1 below, FOR Proposals Nos. 2 and 3 below and every 1 YEAR for Proposal No. 4 below. Change of Address — Please print new address below. 01 - Randy D. Lindholm 02 - Sara J. White 03 - William H. Younger, Jr. 1. Proposal to elect Class I Directors to hold office until the 2014 Annual Meeting of Stockholders: For Withhold For Withhold For Withhold For Against Abstain 2. Say on Pay - An advisory vote on the approval of executive compensation. 3. Frequency of Say on Pay - An advisory vote on the frequency of solicitation of stockholder votes on executive compensation. For Against Abstain 4. Proposal to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2011. Annual Meeting Proxy Card IMPORTANT ANNUAL MEETING INFORMATION 1 Yr 2 Yrs 3 Yrs Abstain NNNNNNNNNNNN NNNNNNN 1 1 4 6 6 6 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNNNN C 1234567890 J N T 1234 5678 9012 345 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT LINE  SACKPACK C123456789 MMMMMMMMMMMMMMM IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Pacific Time on May 23, 2011. Vote by Internet • Log on to the Internet and go to www.investorvote.com/omcl • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Randall A. Lipps and Dan S. Johnston, jointly or individually, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote all common shares of stock of Omnicell, Inc. (“the Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 24, 2011, or any adjournments thereof upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all matters that may properly come before the meeting. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES, FOR PROPOSAL NOS. 2 AND 3 AND ONE YEAR FOR PROPOSAL NO. 4. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE . Proxy — Omnicell, Inc. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL NO. 3 ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION
PROPOSAL NO. 4 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2010
DIRECTOR COMPENSATION FOR FISCAL 2010
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS